Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

SPAN MEDICAL PRODUCTS CANADA INC.

&

SPAN-AMERICA MEDICAL SYSTEMS, INC.

AND

M.C. HEALTHCARE PRODUCTS INC.,

THOMPSON CONTRACT SUPPLY COMPANY LIMITED,

&

RALPH THOMPSON

Dated as of December 9, 2011

Table of Contents

ARTICLE 1	SALE AND PURCHASE OF ASSETS	1

1.1	Sale and Purchase of Assets	1
1.2	Excluded Assets	3
1.3	Closing	3
1.4	Purchase Price	3
1.5	Closing Date Working Capital Adjustment	4
1.6	Assumption of Liabilities	6
1.7	Further Assurances	8
1.8	Allocation of Purchase Price	9
1.9	GST/HST Election	9
1.10	Income Tax Elections	9

ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF SELLERS	10

2.1	Corporate Status; Authorization; Residency	10
2.2	Conflicts and Consents	12
2.3	Financial Information; Material Adverse Change; Undisclosed Liabilities; Books and Records	13
2.4	Good Title; No Liens; Sufficiency of Assets	14
2.5	Accounts Receivable	14
2.6	Inventories	14
2.7	Personal Property	14
2.8	Real Property	15
2.9	Intellectual Property	15
2.10	Insurance	16
2.11	Material Agreements	17
2.12	Litigation	18
2.13	No Judgments or Orders	19
2.14	Compliance with Laws; Licenses	19
2.15	Tax Matters	19
2.16	Benefit Plans	19
2.17	Employee Matters.	21
2.18	Environmental	22
2.19	Absence of Certain Changes	23
2.20	Customers and Suppliers	25
2.21	Product Warranty	25
2.22	Product Liability	25
2.23	Withholdings and Remittances	25
2.24	GST/HST	25
2.25	Brokers, Finders	26
2.26	Disclosure by Sellers	26
2.27	Disclosure by Parent	26
2.28	Investment Representation	26

ARTICLE 3	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PURCHASER	26

3.1	Corporate Status; Authorization	26
3.2	Conflicts and Consents	27
3.3	Brokers, Finders	27
3.4	Investment Canada Act	27
3.5	Excise Tax Act	27

ARTICLE 4	REPRESENTATIONS & WARRANTIES WITH RESPECT TO THE PARENT	28

4.1	Corporate Status; Authorization	28
4.2	Conflicts and Consents	28
4.3	Brokers, Finders	29
4.4	Stock Consideration	29
4.5	Disclosure	29

ARTICLE 5	POST-CLOSING COVENANTS	29

5.1	Tax Matters	29
5.2	Confidentiality	30
5.3	Accounts Receivable	31
5.4	Employee Matters	31
5.5	Registration Rights	32
5.6	Articles of Amendment	33

ARTICLE 6	RELATED DELIVERIES	33

6.1	Related Agreements	33
6.2	Additional Deliverables of Sellers	33
6.3	Additional Deliverables of Purchaser	34

ARTICLE 7	INDEMNIFICATION	35

7.1	Indemnification by Sellers	35
7.2	Indemnification by Purchaser	36
7.3	Survival Period	36
7.4	Notice of Claims	37
7.5	Third Party Claims	37
7.6	Limitations Periods	38
7.7	Calculation of Loss and Expense; Interest on Loss and Expense	38
7.8	Agency for Non-Parties	39

ARTICLE 8	MISCELLANEOUS	39

8.1	Bulk Sales Law	39
8.2	Survival	39
8.3	Expenses	39
8.4	Assignment; Successors; Parties in Interest	39
8.5	Amendment and Modification	40
8.6	Access After Closing	40
8.7	Notices	40

2

8.8	Captions	41
8.9	Entire Agreement	41
8.10	Severability	41
8.12	Governing Law	41
8.13	Jurisdiction & Venue	41
8.14	Schedules and Exhibits	42
8.15	Definitions	42
8.16	Counterparts	50

3

Schedules

Schedule 1.2(a)	Excluded Material Agreements
Schedule 1.5(a)	Prototype Working Capital Methodologies
Schedule 1.6(a)(ii)	Assumed Customer Orders
Schedule 1.8	Allocation of Purchase Price
Schedule 2.2(a)	Conflicts – Company
Schedule 2.2(c)	Consents – Sellers
Schedule 2.3(a)	Financial Statements
Schedule 2.4	Location of Assets
Schedule 2.5	Accounts Receivable
Schedule 2.7	Personal Property
Schedule 2.8	Real Property
Schedule 2.9	Intellectual Property
Schedule 2.10	Insurance
Schedule 2.11(a) Schedule 2.11(b)	Related Party Agreements, Arrangements & Relationships Other Material Agreements
Schedule 2.14(b)	Licenses
Schedule 2.16 Schedule 2.17	Benefit Plans Employees
Schedule 2.19	Certain Changes
Schedule 2.20	Customers and Suppliers
Schedule 2.21	Standard Terms and Conditions of Sale
Schedule 3.2(b)	Consents - Purchaser

Exhibits
Exhibit A Exhibit B-1 Exhibit B-2	Form of Escrow Agreement Form of Offer Letter to David Jones Form of Assumption Offer Letter to Commission Sales Representatives
Exhibit C	Form of Lease Agreement
Exhibit D Exhibit E	Form of Bill of Sale and Assignment & Assumption Agreement Form of Consent, Assignment and Assumption Agreement with Infor
Exhibit F	Form of Noncompetition and Nonsolicitation Agreement
Exhibit G	Form of Closing Opinion of Sellers’ Counsel
Exhibit H-1	Form of Closing Opinion of Purchaser’s Counsel
Exhibit H-2	Form of Closing Opinion of Parent’s Counsel

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of December 9, 2011 by and between Span Medical Products Canada Inc., a British Columbia corporation (“Purchaser”), Span-America Medical Systems, Inc., a South Carolina corporation (“Parent”), M.C. Healthcare Products Inc., an Ontario corporation (the “Company”), Thompson Contract Supply Company Limited, an Ontario corporation (“TCSC”), and Ralph Thompson, a natural person residing in Ontario, Canada (“Thompson”, or along with TCSC, an “Owner” and collectively with TCSC, the “Owners”).  The Company and the Owners are sometimes referred to in this Agreement as the “Sellers.”

W I T N E S S E T H

WHEREAS, the Company is in the business of developing, manufacturing, and selling bed frames and other furniture and related products for use or placement in medical care facilities (the “Business”); and

WHEREAS, Purchaser desires to acquire, and the Company desires to sell, assign, and transfer to Purchaser, substantially all of the assets and properties of the Business, all upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”);

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement and of the mutual benefits to be derived herefrom, the parties to this Agreement agree as follows (certain capitalized terms used in this Agreement are defined in Section 8.15 of this Agreement):

ARTICLE 1
SALE AND PURCHASE OF ASSETS

1.1           Sale and Purchase of Assets.  Subject to all of the terms and conditions of this Agreement and in reliance upon the representations and warranties contained in this Agreement, on the Closing Date, the Company will sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser will purchase, free and clear of all Liens (other than Permitted Liens), all rights, title, and interest of the Company in and to all of the assets and properties of every nature, kind, and description, tangible and intangible, whether real, personal, or mixed, whether contingent or otherwise, whether or not reflected on the Company’s books, of or relating to the Business, excluding only the Excluded Assets, as the same may exist on the Closing Date (collectively, the “Assets”), including, without limitation, all rights, title, and interest of the Company in, to, and under:

(a)           All of the Company’s right to lease the premises located at 4658 Ontario Street, Beamsville, Ontario, Canada from which the Business is currently conducted, which for the avoidance of doubt includes the right to lease all leasehold improvements forming part of such premises;

(b)           All tangible assets of the Company, including all fixed assets, equipment, tools, computers, terminals, computer equipment, telephones, telephone systems, machinery, motor vehicles, furniture, office equipment, and furnishings, including, without limitation, the personal property listed on Schedule 2.7, including those in possession of suppliers, customers and other third parties;

(c)           All inventories of raw materials, supplies, work-in-process, finished products, goods, spare parts, replacement and component parts, office supplies, packaging material, and similar items, including those in possession of suppliers, customers and other third parties;

(d)           All Accounts Receivable;

(e)           All Intellectual Property, including, but not limited to, all right, title, and interest in and to the names “M.C. Healthcare Products”, “Rexx”, “Advantage”, and “Maxxum”, all goodwill associated therewith, and all telephone numbers, telecopy numbers, websites, and e-mail addresses;

(f)           All designs, artwork, and similar items;

(g)           All hardware and software owned, or if not owned, all of the Company’s license rights in licensed hardware and software, used, or held for use in the conduct of the Business and any and all files and data contained on such software;

(h)           All customer lists, customer data, e-mail directories, and other customer information relating to the Business;

(i)           Except as provided in Section 1.2(a), all contracts, arrangements, licenses, leases, and other agreements (whether oral or written) relating to the Business or any of the Assets, including, without limitation, any right to receive payment pursuant to such contracts, arrangements, licenses, leases, and other agreements;

(j)           To the extent transfer is permitted by Applicable Law, all Licenses, including, without limitation, those listed on Schedule 2.14(b);

(k)           All credits, prepaid rentals, and other prepaid expenses, deferred charges, advance payments, security deposits, and prepaid items;

(l)           All interests in any insurance claims, refunds, escrows, reserves, or rights to indemnity with respect to any of the Assets or any of the Assumed Liabilities;

(m)           All claims and demands of any nature against third parties, whether by way of counterclaim or otherwise, with respect to the ownership, use, function, or value of any of the Assets or the Assumed Liabilities, regardless of when such claims and demands arise;

(n)           All books, records, files, invoices, data bases, computer programs, manuals, and other materials (in any form or medium), including, without limitation, sales and promotional materials, personnel records, accounting records, sales order files, and supplier lists; provided, however, to the extent such books and records are required to be maintained by the Company under Applicable Law, the Company shall retain ownership of such items and provide Purchaser with a true and complete copy of each original book or record retained by the Company;

(o)           All goodwill attributable to the operation of the Business; and

(p)           All proceeds of any or all of the foregoing received or receivable after the Closing.

1.2           Excluded Assets.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company will retain and not transfer, and Purchaser will not purchase or acquire, the following (collectively, the “Excluded Assets”):

(a)            Any and all contracts, arrangements, licenses, leases, and other agreements (whether oral or written) relating to the Business or any of the Assets, that are listed on Schedule 1.2(a);

(b)           The Plans, the assets related thereto, and any records related thereto;

(c)           All cash and cash equivalents of the Business;

(d)           That part of Lot 17, Concession 1, former Township of Clinton, now Town of Lincoln, Regional Municipality of Niagara, designated as Part 3 on Plan 30R-4145, save and except Part 4 on Plan 30R-9693, being the whole of PIN 46095-0071 (LT) (the “Adjacent Vacant Lot”);

(e)           The minute books and corporate records of the Company;

(f)           All Tax installments paid by the Company and all rights to receive any refund of and/or credit of Taxes including scientific research and experimental development claims paid by the Company;

(g)           All books and records relating to the Business that the Company is required by Applicable Law to maintain;

(h)           All indebtedness owing to the Company by any Affiliate or Related Person, which the Company warrants is less than $15,000 in the aggregate; and

(i)           All rights of the Company under this Agreement and the Related Agreements.

1.3           Closing.  The purchase and sale of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) is being consummated at the offices of Blake, Cassels & Graydon LLP at 199 Bay Street, Suite 4000, Commerce Court West, Toronto, Ontario, M5L 1A9, Canada as of the date hereof (the “Closing Date”), to be effective as of 12:01 a.m. on the Closing Date (the “Closing Time”).

1.4           Purchase Price.

(a)           The purchase price to be paid to the Company for the sale, transfer, and conveyance of the Assets will be the aggregate of: (a) CAD 8,000,000 (the “Initial Cash Purchase Price”) plus any Closing Date Net Working Capital Surplus or minus any Closing Date Net Working Capital Deficiency (each as defined in Section 1.5(b) below), whichever is applicable (the “Cash Purchase Price”) and (b) 100,000 shares (the “Stock Consideration”) of the common stock of Parent.  The Initial Cash Purchase Price shall be paid by Purchaser to the Company at the Closing by wire transfer of immediately available funds, and the Assumed Liabilities shall be assumed by the Purchaser on Closing by entering into the Bill of Sale and Assignment and Assumption of Liabilities Agreement.  The Stock Consideration shall be paid pursuant to Section 1.4(c) below.  The Initial Cash Purchase Price and the Stock Consideration are sometimes collectively referred to as the “Initial Purchase Price”.

(b)           The Initial Purchase Price will be subject to adjustment in accordance with Section 1.5 below (as adjusted, the “Purchase Price”).

(c)           The issuance of the Stock Consideration will not be registered with the U.S. Securities & Exchange Commission (the “SEC”) or any other securities regulator in the United States, Canada or any other jurisdiction, except as provided otherwise in Section 5.5 below, and will be transferred by Purchaser at Closing to the Escrow Agent pursuant to an Escrow Agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).  During the term of the Escrow Agreement, the Company may have the Stock Consideration released to it upon paying CAD 1,000,000 into the Escrow Property in accordance with the terms of the Escrow Agreement, and the term “Escrow Property” shall mean the Stock Consideration, such cash, any combination thereof and any portion remaining in escrow, as applicable.   During the term of the Escrow Agreement, such Escrow Property will be available for the satisfaction of any payment obligations of the Sellers to Purchaser pursuant to the indemnification obligations set forth in Article 7 below.  The Escrow Agreement shall terminate on the date that is 18 months after the Closing Date, and any remaining Escrow Property not subject to any dispute will be distributed to the Company upon such termination.  “Escrow Period” shall mean the 18-month period after the Closing Date.

1.5           Closing Date Working Capital Adjustment.

(a)           Set forth in Schedule 1.5(a) are the methodologies and assumptions to be used in calculating Closing Date Net Working Capital (including reserves) (the “Working Capital Methodologies”).  No later than 45 days following the Closing, Purchaser will prepare or cause to be prepared and deliver to the Company a balance sheet (the “Closing Date Balance Sheet”) reflecting the Net Working Capital of the Company as of the Closing Date, determined in accordance with GAAP consistent with prior years and without giving effect to the Acquisition and otherwise consistent with the Working Capital Methodologies (the “Closing Date Net Working Capital”).  “Net Working Capital” means (i) the sum of the Company’s Accounts Receivable, inventories and prepaid expenses and deposits, less (ii) the sum of the Company’s accounts payable and accrued liabilities and customer deposits each calculated in accordance with GAAP.  For the avoidance of doubt, Net Working Capital does not include cash, amounts due to any related parties or any portions of any loans payable.  Disputes with respect to the Closing Date Net Working Capital will be resolved as follows:

(i)
The Company will have 30 days after receipt of the Closing Date Balance Sheet (the “Review Period”) to assert that any of the amounts reflected on the Closing Date Balance Sheet are not correct or that the Closing Date Net Working Capital was arrived at other than in accordance with the provisions of this Section 1.5 (a “Working Capital Dispute”).  If the Company desires to assert a Working Capital Dispute, then it will give Purchaser written notice of such dispute (a “Working Capital Dispute Notice”) within the Review Period, setting forth in reasonable detail the items with which the Company disagrees, together with supporting calculations.

(ii)
Within 30 days after delivery of the Working Capital Dispute Notice (if any), if Purchaser and the Company are unable despite their reasonable efforts to resolve the dispute set forth in the Working Capital Dispute Notice, Purchaser and the Company will jointly retain a firm of independent public accountants internationally recognized in Canada and the United States (the “Independent Accountant”) mutually acceptable to them, the cost of which will be borne equally by Purchaser and the Company.  If the Purchaser and the Company are unable to agree on the Independent Accountant within a further 10 day period, either of them may apply under the Arbitration Act, 1991 (Ontario) to have a court appoint the Independent Accountant.  The Independent Accountant will review the Closing Date Net Working Capital calculation (and, if necessary or appropriate in its judgment, any related work papers of Purchaser) and the Working Capital Dispute Notice, and will, as promptly as practicable and in no event later than 45 days following the date of its engagement, deliver to Purchaser and the Company a report (the “Working Capital Adjustment Report”) setting forth, in reasonable detail, its determination with respect to all of the disputed amounts specified in the Working Capital Dispute Notice, and the revisions, if any, to be made to the calculation of the Closing Date Net Working Capital to reflect such determination, together with supporting calculations.  The Working Capital Adjustment Report will be final and binding upon Purchaser and Sellers.

(iii)
If the Company does not deliver a Working Capital Dispute Notice to Purchaser within the Review Period, the Closing Date Balance Sheet delivered by Purchaser will be deemed to have been accepted by the Company in the form in which it was delivered by Purchaser and will be final and binding upon Purchaser and Sellers.

(b)           Upon final determination of the Closing Date Net Working Capital pursuant to Section 1.5(a), the Purchase Price will be adjusted as follows:

(i)
In the event that the Closing Date Net Working Capital is greater than CAD 2,500,000, then the Purchase Price will be increased on a dollar-for-dollar basis to the extent that the Closing Date Net Working Capital is greater than CAD 2,500,000 (the “Closing Date Net Working Capital Surplus”).  The Closing Date Net Working Capital Surplus, if any, will be paid by Purchaser to the Company, without interest, by wire transfer of immediately available funds within 15 days after the final determination of the Closing Date Net Working Capital.

(ii)
In the event that the Closing Date Net Working Capital is less than CAD 2,500,000, then the Purchase Price will be reduced on a dollar-for-dollar basis to the extent that the Closing Date Net Working Capital is less than CAD 2,500,000 (the “Closing Date Net Working Capital Deficiency”).  The Closing Date Net Working Capital Deficiency, if any, will be paid by the Company to Purchaser, without interest, by wire transfer of immediately available funds within 15 days after the final determination of the Closing Date Net Working Capital.

1.6           Assumption of Liabilities.

(a)           On the Closing Date, Purchaser will assume and agree to discharge all of the following obligations with respect to the Business in accordance with their respective terms, but only to the extent that such obligations do not constitute Excluded Liabilities (the “Assumed Liabilities”):

(i)
any trade account payable (other than a trade account payable to any Seller or a Related Person of any Seller) on the Balance Sheet or incurred by the Company in the ordinary course of business since the date of the Balance Sheet but before the Closing Time that remains unpaid at, and is not delinquent (as delinquent is defined in any agreement applicable to such trade account payable, or if no written agreement is applicable, then is no more than 30 days past due) as of, the Closing Date, but only to the extent that such trade accounts payable are included in the Closing Date Net Working Capital and reflected in the Closing Date Balance Sheet;

(ii)
any Liability to the Company’s customers for non-delinquent orders outstanding as of the Closing Date and listed in Schedule 1.6(a)(ii) received by the Company in the ordinary course of business (other than any Liability arising out of or relating to a breach that occurred prior to the Closing Date);

(iii)	any Liability arising on or after the Closing Date under the Material Agreements (other than any Liability arising out of or relating to a breach or default that occurred prior to the Closing Date);

(iv)	any Liability respecting Transferred Employees which is specifically assumed by the Purchaser pursuant to Section 5.4; and

(v)
any Liability arising from or in connection with warranty claims relating to warranties given by the Company to its customers in the ordinary course of business in respect of products manufactured or sold by the Company prior to the Closing Date (A) to the extent that such claims are brought during the period from the Closing Date to and including the third anniversary of the Closing Date and the total amount of such Liability incurred during such period does not exceed 200% of the allowance for warranty claims included in current liabilities on the Closing Date Balance Sheet or (B) to the extent such claims are first brought after the third anniversary of the Closing Date.

(b)           Notwithstanding any provision of this Agreement to the contrary, Purchaser will not assume any liabilities, obligations, or commitments of the Company other than the Assumed Liabilities, and all such other liabilities, obligations, and commitments will be retained by the Company (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, none of the following will be Assumed Liabilities for purposes of this Agreement:

(i)
Except as provided in Section 1.6(a), all trade accounts payable, accrued payroll, accrued employee benefits, including accrued vacation and sick leave and accrued post retirement and post employment benefits, accrued Taxes, and all other accrued expenses relating to the Business;

(ii)
Any liabilities or obligations for borrowed money or evidenced by bonds, debentures, notes, drafts, or similar instruments, including but not limited to (A) all of the Company’s obligations and liabilities to TCSC, (B) the Company’s Guaranty dated 19 January, 2005 of the obligations of TCSC under that certain Credit Facility dated 19 January, 2005, as amended on 2 March 2011, by and between Toronto-Dominion Bank and TCSC and the related Security Agreement by and between Toronto-Dominion Bank and the Company, and (C) all liabilities and obligations of the Company under that certain Credit Facility dated 19 January, 2005, as amended on 11 March 2009 and 2 March, 2011, by and between Toronto-Dominion Bank and the Company;

(iii)
Any Liabilities under any Material Agreement or any other contract, arrangement, license, lease or other agreement (whether oral or written) relating to the Business of and of the Assets arising after the Closing Date that arises out of or relates to a breach of, or default under, that Material Agreement prior to the Closing Date;

(iv)	Any and all liabilities, obligations, or commitments arising out of any and all leases and Material Agreements that are listed on Schedule 1.2(a);

(v)
Subject to Section 5.1, any and all Taxes (whether pursuant to existing laws and regulations or laws and regulations subsequently enacted by any Governmental Authority) that arise from (A) the operation of the Business prior to the Closing Date; (B) the ownership of the Assets prior to the Closing Date; or (C) the consummation of the transactions contemplated in this Agreement;

(vi)	Any Liability under any Plan except to the extent specifically assumed pursuant to Section 5.4;

(vii)	Any Liability to any Employee who is not a Transferred Employee, provided that the Purchaser shall have complied with its obligations under Section 5.4;

(viii)
Any Liability to any Transferred Employee arising out of any claim made pursuant to Applicable Laws relating to employment standards, occupational health and safety, human rights, labour relations or workers compensation, or employee grievance based upon facts, acts, events, omissions or occurrences prior to the Closing Date (for the avoidance of doubt, Excluded Liabilities do not include any liability to a Transferred Employee to the extent arising from the Purchaser’s failure to recognize a Transferred Employee’s seniority rights arising from his or her pre-Closing Date employment with the Company as required by Section 5.4);

(ix)
Any liabilities or obligations (other than those falling within Section 1.6(b)(x)) with respect to any actions, suits, proceedings, or possible claims, whether such actions, suits, proceedings, or possible claims are currently pending, threatened, contingent, subsequently arise, or otherwise, in any way relating to the conduct of the Business prior to the Closing Date;

(x)
Except as provided in Section 1.6(a)(v), any and all liabilities or obligations arising from or in connection with warranty claims relating to products manufactured or sold by the Company prior to the Closing Date and any liabilities relating to the return of any products sold by the Company prior to the Closing Date;

(xi)	any and all liabilities or obligations arising from or in connection with product liability claims relating to products manufactured or sold by the Company prior to the Closing Date;

(xii)
Any liabilities for Environmental Damages relating to the Business or Assets arising from conditions existing prior to the Closing Date, whether or not disclosed in the schedules to this Agreement or otherwise known to Sellers or Purchaser;

(xiii)
All costs, expenses, liabilities, or obligations incurred by the Company incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained in this Agreement;

(xiv)	Any Liability of the Company to any Affiliate of the Company of other Related Person of any Seller;

(xv)	Any Liability arising out of or resulting from the Company’s compliance or non-compliance with any Applicable Law;

(xvi)	Any Liability to distribute to any of the Company’s shareholders or otherwise apply all or any part of the consideration received by the Company under this Agreement;

(xvii)	Any liabilities or obligations relating to the Excluded Assets; and

(xviii)	Any Liability of the Company under this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

1.7           Further Assurances.  From and after the Closing Date, Sellers will deliver to Purchaser such other bills of sale, deeds, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Purchaser, as Purchaser may reasonably request or as may be otherwise reasonably necessary to vest in Purchaser all right, title, and interest of the Company in, to, or under all of the Assets.  If at any time following the Closing, any party receives any payment, correspondence, or other property that is intended for or belongs to another party or to which another party is legally entitled, then the party receiving such payment, correspondence, or other property will promptly pay over such payment or deliver such correspondence or other property to the other party.  From and after the Closing Date, Sellers will take all steps as may be reasonably necessary to put Purchaser in actual possession and control of all the Assets.  From time to time following the Closing, the parties will execute and deliver to each other such other instruments and documents as may be reasonably requested or as may be otherwise reasonably necessary to consummate the transactions contemplated under this Agreement.

1.8           Allocation of Purchase Price.  The Purchase Price shall be allocated among the Assets in the manner set forth in Schedule 1.8.  The Purchaser and the Sellers shall report an allocation of the Purchase Price among the Assets in a manner entirely consistent with Schedule 1.8 (provided that anywhere Schedule 1.8 attached hereto calls for an actual Closing Date amount and only an estimate is set forth on Schedule 1.8, then the amount reported shall reflect the actual Closing Date amount once it has been determined) and shall not take any position inconsistent therewith in the preparation of financial statements, the filing of any Tax returns or in the course of any audit by any Governmental Authority, Tax review or Tax proceeding relating to any Tax returns.

1.9           GST/HST Election.  The parties agree that the Assets constitute all or substantially all of the property that can reasonably be regarded as being necessary for the Purchaser to be capable of carrying on the Business.  At the Closing, the Company and the Purchaser shall execute jointly an election under section 167 of the Excise Tax Act (Canada) to have the sale of the Assets take place on a GST/HST-free basis under Part IX of the Excise Tax Act (Canada) and the Purchaser shall file such election with its GST/HST return for the reporting period in which the sale of the Assets takes place.

1.10         Income Tax Elections.

(a)           Subsection 20(24) Tax Elections.  The Purchaser and the Company shall, if applicable, jointly execute and file an election under subsection 20(24) of the Income Tax Act (Canada) in the manner required by subsection 20(25) of the Income Tax Act (Canada) and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the Income Tax Act (Canada) and under any other applicable provincial or territorial statute, as to such amount paid by the Company to the Purchaser for assuming future obligations. In this regard, the Purchaser and the Company acknowledge that a portion of the Assets transferred by the Company pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Income Tax Act (Canada) and the equivalent provisions of any applicable provincial or territorial statute, is being transferred by the Company as a payment for the assumption of such future obligations by the Purchaser.

(b)           Section 22 Tax Election.  The Purchaser and the Company shall elect jointly in the prescribed form under section 22 of the Income Tax Act (Canada), section 184 of the Taxation Act (Québec), if applicable, and the corresponding provisions of any other applicable Tax statute as to the sale of the Accounts Receivable and designate in such election an amount equal to the portion of the Purchase Price allocated to the Accounts Receivable pursuant to Section 1.8.  This election, or these elections, shall be made within the time prescribed for such elections.

(c)           Section 56.4 Election.  If requested by a party, each party agrees to make any available elections or amended elections in prescribed form (or such other form as is reasonably requested) and within the prescribed time limits pursuant to proposed section 56.4 of the Income Tax Act (Canada) as it reads as of the date of this Agreement or any amended or successor provision thereto, including any provision with retroactive application, and any analogous provision of any provincial or territorial tax statute.

(d)           Other Tax Elections.  The Purchaser and the Sellers shall also execute and deliver such other Tax elections and forms as they may mutually agree upon.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to Purchaser and Parent as of the date of this Agreement:

2.1           Corporate Status; Authorization; Residency.

(a)           Corporate Existence.  Each of the Company and TCSC is a corporation duly incorporated, organized and subsisting under the laws of Ontario and has all requisite corporate power, authority and capacity to own, lease and operate its properties and to carry on its business as presently conducted and, in the case of the Company, to dispose of the Assets to the Purchaser.  Each of the Company and TCSC has sent to the appropriate Person all annual returns and financial statements required to be sent under the laws of the jurisdiction of its incorporation.  No act or proceeding has been taken or authorized by or against either the Company or TCSC by any other Person in connection with the dissolution, liquidation, winding-up, bankruptcy or insolvency of the Company or TCSC or with respect to amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Company or TCSC, and no such proceedings have been threatened by any other person.  Each of the Company and TCSC is licensed, registered or otherwise qualified to do business in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect.  The Company is qualified as a foreign corporation to do business in New Jersey and neither the character nor the location of the properties and assets owned by the Company nor the nature of the Business requires registration, licensing or qualification under the laws of any other jurisdiction.  The Company does not have any subsidiaries, does not own any shares, membership interests, or other equity interests of any Person, and is not a party to any joint venture or other similar agreement or arrangement.

(b)           Authorization.  Each of the Company and TCSC has full corporate power, authority and capacity to execute, deliver, and perform this Agreement and the Related Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and by the Related Agreements to which it is a party, and to perform its obligations under this Agreement and under the Related Agreements to which it is a party.  Thompson has full power and authority to execute, deliver, and perform this Agreement and the Related Agreements to which he is a party, to consummate the transactions contemplated by this Agreement and by the Related Agreements to which he is a party, and to perform his obligations under this Agreement and under the Related Agreements to which it he is a party.  The execution and delivery of this Agreement and the Related Agreements to which either the Company or  TCSC is a party and the consummation of the transactions contemplated by this Agreement and by the Related Agreements to which either the Company or TCSC is a party have been duly authorized by all requisite corporate action on the part of the Company and TCSC, as applicable, and each of their shareholders.  This Agreement and the Related Agreements have been duly executed and delivered by each Seller that is a party thereto, and this Agreement and the Related Agreements constitute the legal, valid, and binding obligation of each Seller that is a party thereto, enforceable against each of them in accordance with their respective terms except to the extent enforcement thereof may be limited by (i) applicable bankruptcy, reorganization or insolvency laws, or other laws affecting the enforcement of creditors’ rights, and (ii) to the extent that equitable remedies are only available in the discretion of the court from which they are sought.  Neither the Company nor TCSC is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become an insolvent person as a result of the Closing.  There is no legal proceeding in progress, pending, or, to the Knowledge of the Sellers, threatened against or affecting either the Company or TCSC or affecting the title of the Company to any of the Assets at law or in equity.  There are no grounds on which any such legal proceeding might be commenced and there is no Order outstanding against or affecting either the Company or TCSC which, in any such case, affects adversely or might affect adversely the ability of the Company or TCSC to enter into this Agreement or to perform its obligations hereunder.

(c)           Residence.  The Company is not a non-resident of Canada for purposes of section 116 of the Income Tax Act (Canada).  None of the Company, TCSC or Thompson is a non-resident of Canada for purposes of Part XIII of the Income Tax Act (Canada).

(d)           Capitalization.

(i)
Of the Company.  The entire authorized capital stock of the Company consists of 40,000 shares of common stock with no par value (each a “Company Share”).  10,000 Company Shares are issued and outstanding.  All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by TCSC. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

(ii)
Of TCSC.  The entire authorized capital stock of TCSC consists of 200 shares of Class A stock, 100 shares of Class B stock and an unlimited number of shares of common stock, all with no par value (each a “TCSC Share”).  All of the issued and outstanding TCSC Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held by Ralph T Holdco Inc., an Ontario corporation (“Holdco”). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require TCSC to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to TCSC.  Neither Frederick Thompson nor William Thompson is actively engaged in the Company’s Business or any similar line of business, and neither of them has been actively engaged in the Company’s Business or any similar line of business for a period of 16 years.

(iii)
Of Holdco. The entire authorized capital stock of Holdco consists of an unlimited number of shares of Class A special stock, an unlimited number of shares of Class B special stock, and an unlimited number of shares of common stock, each with no par value (each a “Holdco Share”).  100 shares of Holdco common stock are issued and outstanding and all such shares are held by The Thompson Family Trust. 6,545,454 shares of Holdco Class A special stock are issued and outstanding and all such shares are held by Thompson.  300,000 shares of Holdco Class B special stock are issued and outstanding and all such shares are held by Thompson. All of the issued and outstanding Holdco Shares have been duly authorized, are validly issued, fully paid, and non-assessable.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Holdco to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Holdco.

2.2           Conflicts and Consents.

(a)           Conflicts of the Company.  Except as set forth on Schedule 2.2(a), the execution and delivery of this Agreement and the Related Agreements and the consummation by the Company of the transactions contemplated by this Agreement and by the Related Agreements in the manner contemplated by this Agreement and by the Related Agreements will not (y) result in the creation of any Lien on any of the Assets, or (z) conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, cause any right or interest of the Company to come to an end or be amended in any way that is detrimental to the Business or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of the Company, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment, or obligation for the borrowing of money or the obtaining of credit, lease, or other agreement, contract, License, franchise, permit, or instrument to which any Seller is a party or by which any Seller may be bound, or (iii) any judgment, order, decree, law, statute, rule, or regulation applicable to any Seller.

(b)           Conflicts of Owners.  The execution and delivery of this Agreement and the Related Agreements and the consummation by each Owner of the transactions contemplated by this Agreement and by the Related Agreements in the manner contemplated by this Agreement and by the Related Agreements will not (y) result in the creation of any Lien on any of the Assets, or (z) conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of TCSC, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment, or obligation for the borrowing of money or the obtaining of credit, lease, or other agreement, contract, License, franchise, permit, or instrument to which any Seller is a party or by which any Seller may be bound, or (iii) any judgment, order, decree, law, statute, rule, or regulation applicable to any Seller.

(c)           Consents.  No consent, approval, authorization, permit, order, filing, ruling, notice, acknowledgement, registration, or qualification of or with any Governmental Authority or third Person is required to be obtained by any Seller: (i) in connection with the execution, delivery, and performance of this Agreement or the consummation by the Sellers of the transactions contemplated by this Agreement in the manner contemplated by this Agreement; (ii) to transfer any License and all rights and benefits thereunder to the Purchaser; or (iii) except as set forth on Schedule 2.2(c), to permit the Purchaser to carry on the Business after the Closing as the Business is currently carried on by the Company.

2.3           Financial Information; Material Adverse Change; Undisclosed Liabilities; Books and Records.

(a)           Financial Statements.  Sellers have delivered to Purchaser true and complete copies of the unaudited statements of income and retained earnings and of cash flows of the Company for the fiscal year ended July 31, 2011 and an unaudited balance sheet of the Company as of such date, each of which have been reviewed by Deloitte & Touche LLP (the “Balance Sheet” and together with unaudited statements of income and retained earnings and of cash flows, the “Financial Statements”), in each case prepared from and in accordance with the books and records of the Company as of, and for the period ended on, such date.  The Financial Statements are set forth on Schedule 2.3(a).  The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated and present fairly the financial condition of the Company at the respective dates indicated and the results of operations of the Company for the respective periods indicated.

(b)           No Material Adverse Change.  Since July 31, 2011, there has been no change in the properties, business, financial condition, or prospects of the Company that has had or could reasonably be expected to have a Material Adverse Effect.

(c)           No Liabilities.  Except (i) as and to the extent reflected in the Financial Statements, and (ii) for current liabilities incurred since July 31, 2011 in the ordinary course of business consistent with past practice in an aggregate amount not exceeding CDN 100,000, the Company does not have any liabilities or obligations, secured or unsecured (whether absolute, accrued, known or unknown, contingent or otherwise, and whether due or to become due).

(d)           Books and Records.  The Sellers have made available to the Purchaser all books and records related to the Business.  All material financial transactions of the Business have been accurately recorded in the financial records of the Company in accordance with sound business and financial practice and the financial records of the Company accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Business as of and to the date hereof.  All books and records are in the full possession and exclusive control of, and are owned exclusively by, the Company and are maintained with the Visual software system, which the Company uses pursuant to a non-exclusive, non-proprietary license.

2.4           Good Title; No Liens; Sufficiency of Assets.  The Company has, and the Purchaser will receive at Closing, good, exclusive, and marketable title to the Assets, free and clear of all Liens of any nature whatsoever, except for Permitted Liens and Liens, if any, granted by the Purchaser at Closing.  Other than the Assets and the Excluded Assets, there are no assets that are material to the Business as currently conducted, and the Assets are sufficient to permit the continued operation of the Business in substantially the same manner as conducted in the year ended on the date of the Financial Statements.  Schedule 2.4 sets out a complete and accurate list of all locations where the Assets are situate, including a brief description of each of the Assets situate at each location. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Company of the Business or of any of the Assets other than the purchase of inventories in the ordinary course of business.

2.5           Accounts Receivable.  Schedule 2.5 contains a true and complete list of all Accounts Receivable arising out of or relating to the Business in excess of CAD 100.00 and an aging of such Accounts Receivable as of the close of business on September 30, 2011.  Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of such reserve as will not represent a greater percentage of the Accounts Receivable included in the Assets than the reserve reflected on the Financial Statements with respect to the Accounts Receivable reflected thereon and will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging.  Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within 90 days after the day on which it first becomes due and payable.  To the Knowledge of the Sellers, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of the Company, under any agreement with any account debtor of an Account Receivable relating to the amount or validity of such Accounts Receivable.  None of the Accounts Receivable are due from an Affiliate or other Related Person of any Seller.

2.6           Inventories.  The inventories of the Company do not include items that are slow moving or of a quality not usable or saleable in the Company’s ordinary course of business, except for inventories for which adequate reserves have been provided and reflected in the Financial Statements.  The values at which inventories are carried on the Financial Statements reflect the normal inventory policy of the Company (including the writing down or reserving of the value of slow-moving or obsolete inventory or inventory of below-standard quality to estimated net realizable market value in accordance with GAAP), at the lower of cost or market on a first-in, first-out basis and are not in excess of the value of such inventories computed in accordance with GAAP on a consistent basis.  Current inventory levels are consistent with the level of inventories that has been maintained in the operation of the Business prior to the date hereof in accordance with the operation of the Business in the ordinary course of business.

2.7           Personal Property.  The tangible personal property (other than inventories) and equipment owned, operated, or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted, are in conformity in all material respects with all Applicable Law, and to the Knowledge of Sellers, there are no facts or conditions affecting such tangible personal property that could, individually or in the aggregate, interfere in any material respect with the continued use thereof in the usual and normal conduct of the operations of the Business consistent with past practice.  Schedule 2.7 sets forth a list of all tangible personal property other than inventories, including but not limited to all fixed assets, equipment, tools, computers, terminals, computer equipment, telephones, telephone systems, machinery, motor vehicles, furniture, office equipment, and furnishings, with an initial book value in excess of CAD 500.00 utilized by the Company in connection with the Business and all leases and agreements associated therewith.  Except as set forth on Schedule 2.7, no such tangible personal property is in the possession of a third party or on consignment.

2.8           Real Property.  Except for the Adjacent Vacant Lot which constitutes part of the Excluded Assets, the Company does not own any real property.  Schedule 2.8 sets forth the leasehold interest in the real property held by the Company (the “Existing Lease,” and the real property subject to such Existing Lease, the “Leased Property”), which is the only leasehold interest in real property currently held by the Company.  There is no written lease governing the Existing Lease. The Existing Lease is valid and in full force and effect, neither the Company nor any other party to the Existing Lease has breached any material provision of the Existing Lease or is in default in any material respect under the terms of the Existing Lease (including arrears of rent), the Company possesses and quietly enjoys the premises under the Existing Lease, and such premises are not subject to any Liens of any nature whatsoever, encroachments, building or use restrictions, exceptions, reservations, or limitations that interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company.  All buildings, structures, fixtures, and improvements located on the Leased Property are in good repair and in good condition, ordinary wear and tear excepted.  The Leased Property and the current use of it comply in all material respects with Applicable Law.  The Company has not received notice of any violation of any applicable zoning regulation, ordinance, or other Applicable Law relating to the Leased Property or the operations of the Leased Property, and Sellers know of no such notice or violation.  The Company has not received notice of any pending or threatened expropriation or condemnation proceeding relating to any of the Leased Property and, to the Knowledge of Sellers, there are no such pending or threatened proceedings.  There are no (y) subleases, licenses, concessions, or other agreements, written or oral, granting to any other Person the right to acquire, use, or occupy any portion of, any of the Leased Property, or (z) Persons (other than the Company) in possession of any of the Leased Property.

2.9           Intellectual Property.

(a)           Schedule 2.9 contains a list of all Intellectual Property.  Schedule 2.9 designates whether such Intellectual Property is owned or licensed by the Company and in the case of patents, whether such patents are issued, pending or expired.  The Company has not permitted or licensed any Person to use any of the Intellectual Property except as disclosed in Schedule 2.9.  Each license referred to in Schedule 2.9 is in full force and effect and neither the Company nor any licensor or licensee is in default of its obligations thereunder.

(b)           All issued and non-expired patents listed on Schedule 2.9 (the “Patents”) are currently in compliance with all Applicable Law (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions due within 90 days after the Closing Date.  No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceedings, and to the Knowledge of the Sellers, no such action is threatened, there is no potentially infringing patent or patent application of any Person with respect to any Patent, and to the Knowledge of the Sellers, no Patent is infringed or has been challenged or threatened in any way.  None of the products manufactured or sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any Person.

(c)           To the Knowledge of Sellers, no third Person is engaged in any activity that would constitute an infringement of any Intellectual Property.  There are no claims or proceedings pending or, to the Knowledge of Sellers, threatened against the Company asserting that the Company has, is, or was infringing any patent, trademark, trade name, or other intellectual property right of any third Person.  The Company owns or by license or otherwise has the right to use all Intellectual Property, and no intellectual property other than the Intellectual Property is used in the conduct of the Business or is necessary for the conduct of the Business as currently conducted.  No Intellectual Property has been refused registration by any Governmental Authority or is pending registration with any Governmental Authority and there is no prohibition or restriction on the use of the Intellectual Property by any Governmental Authority.

(d)           In addition to and without limiting any other representation or warranty set forth elsewhere in this Agreement, (i) the Company has provided Purchaser with a true, complete and correct copy of the License & Sales Agreement between Infor Global Solutions (Michigan), Inc., as successor in interest to Lilly Software Associates, Inc., and the Company dated November 27, 1998, including all amendments thereto (the “Infor License”), (ii) the Infor License is, and as of the Closing Date will remain, in full force and effect; (iii) the Company is not in breach or default thereunder, and to the Knowledge of the Sellers, neither is Infor, (iv) to the Knowledge of the Sellers, all of the software and other Intellectual Property licensed thereunder (the “ERP”) is fully and properly functioning in accordance with all manuals and specifications therefore, and (v) to the Knowledge of Sellers, there are no facts or conditions affecting or pertaining to the ERP or its functioning that could, individually or in the aggregate, interfere in any material respect with, or have any material adverse effect on, the conduct of the operations of the Business.

2.10         Insurance.  The assets, properties, and business of the Company are insured under the various policies of general liability and other forms of insurance set forth on Schedule 2.10.  No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any of such policies has been received by any Seller.  Schedule 2.10 sets forth and describes all pending claims under any of such insurance policies and identifies the most recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets, copies of which have been made available to the Purchaser.  To the Knowledge of the Sellers, the Company has not failed to give any notice or present any claim under any of such insurance policies in due and timely fashion.  To the Knowledge of the Sellers, there are no circumstances which might entitle the Company to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers and no claim under any of such insurance policies has been made by the Company since July 31, 2011.

2.11         Material Agreements.

(a)           Set forth on Schedule 2.11(a) is a complete list of all written agreements between the Company and any Owner, any Related Person of any Owner, any other Affiliate of the Company or any Affiliate of any Owner or Related Person of any Owner now in effect or that were in effect at any time on or since January 1, 2008, and a true, complete and correct description of all of the material terms of any unwritten agreement or other direct or indirect business arrangement or relationship in existence on or since January 1, 2008 between the Company and any Owner, any Related Person of any Owner, any other Affiliate of the Company or any other Affiliate of any Owner or Related Person of any Owner.  No Owner, Related Person of any Owner, Affiliate of the Company or Affiliate of the Owner or any Related Person of any Owner has, or has any basis for, any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability.

(b)           Except for the contracts, franchises, agreements, plans, leases, and licenses described on Schedule 2.11(b), the Company is not a party to or subject to:

(i)	any employment contract or any other agreement relating to compensation or severance payments with any director, officer, employee, consultant, or agent;

(ii)	any contract or agreement with an agent, sales representative, dealer, or distributor;

(iii)	any plan, contract, or arrangement providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or other benefits for employees;

(iv)	any contract or agreement with any labor union;

(v)	any lease (other than the Existing Lease) involving payment of annual rentals in excess of CAD 5,000.00 or of more than one year in duration;

(vi)	any contract or agreement for the purchase of materials, services, or supplies involving annual payments in excess of CAD 5,000.00 or of more than one year in duration;

(vii)	any contract or agreement for the purchase of equipment or any construction involving annual payments in excess of CAD 5,000.00 or of more than one year in duration;

(viii)	any contract or agreement for the sale of products involving annual payments to the Company in excess of CAD 5,000.00 or of more than one year in duration;

(ix)	any contract or agreement pursuant to which the Company has any obligation to indemnify any Person;

(x)	any instrument evidencing or related to indebtedness for money loaned or borrowed by the Company or indebtedness guaranteed by the Company;

(xi)	any contract or agreement containing covenants limiting the freedom of the Company to compete in any line of business or with any Person;

(xii)	any license or franchise agreement in which the Company is the licensor or franchisor;

(xiii)	any license or franchise agreement in which the Company is the licensee or franchisee; or

(xiv)
any contract or agreement, not covered by any of the other items of this Section 2.11, which (i) involves the payment or receipt by the Company of CAD 5,000.00 or more; or (ii) does not terminate, or is not terminable, by and without penalty to the Company prior to one year from the date of this Agreement.

All contracts, franchises, agreements, plans, leases, and licenses described on Schedule 2.11(b) (the “Material Agreements”) are valid and in full force and effect unamended by written or oral agreement, and the Company is entitled to the full benefit and advantage of each Material Agreement in accordance with its terms.  Neither the Company nor, to the Knowledge of Sellers, any other party to any such Material Agreement has breached any material provision of any such Material Agreement or is in default in any material respect under the terms of any such Material Agreement and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Material Agreement by the Company or, to the Knowledge of the Sellers, any other party to any Material Agreement.  The Company has not received any notice of a default by the Company under any Material Agreement or of a dispute between the Company and any other Person in respect of any Material Agreement.  Schedule 2.11(b) identifies each Material Agreement that is or might be breached by, or terminable by any other party upon, or will or may impose any additional or more onerous obligation on the Purchaser as a result of the sale of substantially all of the Assets or occurrence of any of the other transactions contemplated by this Agreement.

2.12         Litigation.  There are no (a) actions, suits, or proceedings in progress, pending or, to the Knowledge of Sellers, threatened, or (b) any basis for any such actions, suits, or proceedings against or affecting the Company or its properties, assets, or business or which would prevent the consummation of the transactions contemplated by this Agreement, nor is there any factual or legal basis on which any such action, suit or proceeding might be commenced; provided however, that warranty claims made within the three-year period after the Closing Date relating to warranties given by the Company to its customers in the ordinary course of business in respect of products manufactured or sold by the Company prior to the Closing Date shall not constitute a violation of the representation and warranty set forth in part (b) of this Section 2.12 to the extent the total amount of Liability incurred during such period in connection with such claims does not exceed 200% of the allowance for warranty claims included in current liabilities on the Closing Date Balance Sheet.  There is no investigation pending or, to the Knowledge of Sellers, threatened by any Governmental Authority with respect to the Company or the Business.

2.13         No Judgments or Orders.  The Company is not a party to or subject to any Order enjoining it in respect of any business practice, the conduct of business in any area, the acquisition of any property, affecting the Business or any of the Assets, or in any other respect.

2.14         Compliance with Laws; Licenses.

(a)           Compliance with Laws.  The Company is not in violation of any Applicable Law, the violation of which would have or could reasonably be expected to have a Material Adverse Effect.  No Seller has received any notice to the effect that, or otherwise been advised that, the Company is not in compliance with any Applicable Law, and no Seller has any reason to anticipate that any presently existing circumstance of which it or he has Knowledge is likely to result in a violation of any Applicable Law.

(b)           Licenses.  All Licenses required by Applicable Law or otherwise advisable with respect to the conduct of the business of the Company have been obtained by the Company, are set forth on Schedule 2.14(b), and are in full force and effect, and there has been neither any violation, suspension, or cancellation thereof nor, to the Knowledge of the Sellers, any basis for any suspension or cancellation thereof.  Schedule 2.14(b) identifies all Licenses that by their terms are not transferable.

2.15         Tax Matters.  Sellers have correctly prepared and timely filed all foreign, federal, provincial, state, and local Tax returns and other Tax reports required to be filed, and have paid all Taxes required to be paid in respect of the periods covered by such returns or pursuant to any assessment received in connection therewith, and have set up an adequate reserve in the Financial Statements for the payment of all Taxes anticipated to be payable by the Company in respect of the period subsequent to the last of such periods.  The Company is not delinquent in the payment of any Taxes, has not waived any statute of limitations in respect of Taxes, and has not requested or agreed to any extension of time within which to file any tax return or report.  No deficiencies for Taxes payable by the Company have been assessed or asserted, and Sellers know of no basis for the assertion of claims concerning the Tax liability of the Company.  There is no pending or, to the Knowledge of Sellers, threatened examination or audit by the Canada Revenue Agency, the U.S. Internal Revenue Service or any other foreign, federal, state, or local taxing authority of such returns.  No claim has ever been made by any Governmental Authority in any jurisdiction where the Company does not file Tax returns that the Company is or may be subject to taxation by that jurisdiction.  The Company has charged, collected and remitted on a timely basis to the appropriate Governmental Authority, all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever made by the Company with respect to the Business.  All proper amounts have been collected or withheld and paid by the Company to the relevant taxing Governmental Authority for all Taxes payable with respect to the Business.

2.16         Benefit Plans.

(a)           Schedule 2.16 sets forth a true, complete, up-to-date and accurate list of all written or oral employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, agreement or arrangement, and every other written or oral benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of any Company Personnel and their dependants or beneficiaries at any time in the last five years, other than plans established pursuant to statute or common law entitlements (collectively the “Plans”).

(b)           The Sellers have furnished to the Purchaser true, correct, up-to-date and complete copies of all the Plans (or, where oral, written summaries of the material terms thereof) as amended as of the date hereof together with all related documentation including current documents, documents for the five years preceding the Closing Date, and all amendments thereto, including annuity contracts, trust agreements, investment management agreements, funding agreements, financial information returns and statements, copies of material correspondence with all Governmental Authorities with respect to each Plan and plan summaries, employee booklets and personnel manuals.  The booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the Company Personnel and their beneficiaries concerning each Plan, together with all written communications of a general nature provided to the Company Personnel and their beneficiaries, accurately describe the benefits provided under each such Plan referred to therein.

(c)           All of the Plans have been established, registered, qualified, funded, invested and administered in accordance with, and are in good standing under, all Applicable Laws, the terms of such Plans and in accordance with all understandings, written or oral, between the Company and the Company Personnel.  No fact or circumstance exists that could adversely affect the tax-preferred or tax exempt status of any Plan.  None of the Plans enjoys any special tax status under Applicable Law, nor have any advance tax rulings been sought or received in respect of the Plans.

(d)           The Company does not sponsor, maintain or contribute to any Plan which is a “registered pension plan” as that term is defined in subsection 248(1) of the Income Tax Act (Canada) and the Company has never sponsored, maintained or contributed to a “registered pension plan”.

(e)           None of the Plans provides post-retirement benefits to or in respect of the Company Personnel or to or in respect of the beneficiaries of the Company Personnel.

(f)           All contributions or premiums required to be made by the Company under the terms of each Plan or by Applicable Law have been made in a timely fashion in accordance with Applicable Law and the terms of the Plans, and the Company does not have, and as of the Closing Date will not have, any actual or potential unfunded liabilities (other than liabilities accruing after the Closing Date) with respect to any of the Plans.  All liabilities of the Company (whether accrued, absolute, contingent or otherwise) related to all Plans have been fully and accurately disclosed in accordance with GAAP in the Financial Statements.

(g)           No Plan, nor any related trust or other funding medium thereunder, is subject to any pending, to the Knowledge of the Sellers, threatened or anticipated investigation, examination or other legal proceeding, initiated by any Governmental Authority or by any other Person (other than routine claims for benefits), and, to the Knowledge of the Sellers, there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other legal proceeding or to affect the registration of any Plan required to be registered.  None of the Company, any of its agents or any fiduciary, has been in breach of any contractual or fiduciary obligation with respect to the administration of the Plans or the trusts or other funding media relating thereto.

(h)           The execution of this Agreement and the completion of the transactions contemplated hereby will not (either alone or in conjunction with any additional or subsequent events) constitute an event under any Plan that will or may result in any payment, acceleration of payment or vesting of benefits, forgiveness of indebtedness, vesting, distribution, restriction on funds, increase in benefits or obligation to fund benefits with respect to any Company Personnel, except rights to termination and/or severance pay if an Employee does not agree to become a Transferred Employee.

2.17         Employee Matters.

(a)           Schedule 2.17 lists all the Employees, and all of the Persons who are receiving remuneration for work or services provided to the Company who are not Employees, in each case as of the date of this Agreement and the position, status, length of service, location of employment, compensation and benefits of each Employee and the terms on which each other Person who is providing work or services to the Company is engaged.  No Employee is on disability leave, other leave of absence or receiving benefits pursuant to the Workplace Safety and Insurance Act, 1997 (Ontario).  Except as set out in Schedule 2.17 or otherwise arising under statute or common law, the Company is not a party to or bound by any contract in respect of any Employee or former Employee, including any contract for the employment of any Employee and termination or severance agreements with Employees.

(b)           Except as set out in Schedule 2.11(b) (entitled “Material Agreements”), none of the Company’s Employees is a party to or bound by, any retention letter, written contract of employment, contractual severance clause or change-of-control or other provision or agreement under which such Employee would be entitled to a termination, severance or other payment that would be triggered by the Acquisition.

(c)           Except as set out in Schedule 2.11(b) (entitled “Material Agreements”), the Company is not a party to or bound by, either directly or by operation of Applicable Law, any collective bargaining agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Employees or independent contractors nor is the Company subject to any union organization effort.

(d)           The Company is not currently engaged in any labour negotiation.

(e)           The Company is not a party to any application, complaint or other legal proceeding under any Applicable Law relating to Employees or former Employees nor is the Company aware of nor is there any factual or legal basis on which any such legal proceeding might be commenced.

(f)           The Company has not engaged in any unfair labour practice nor is the Company aware of any pending or threatened complaint regarding any alleged unfair labour practice or other legal proceeding relating to Employees or former Employees.

(g)           There is no strike, labour dispute, work slow down or stoppage pending or threatened against the Business nor has there been any such strike, labour dispute, work slow down or stoppage within the last three years.

(h)           There is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or to the Knowledge of the Sellers threatened against the Company;

(i)           None of the Employees or independent contractors engaged by the Company in the year immediately prior to the date hereof has indicated to the Company that he, she or it intends to resign, retire or terminate his, her or its engagement with the Company as a result of the transactions contemplated by this Agreement or otherwise, except for Thompson.

(j)           The Company is in material compliance with all Applicable Laws respecting employment, employment practices and standards, terms and conditions of employment, wages and hours, occupational health and safety, human rights, labour relations, pay equity and workers’ compensation.

(k)           All current assessments under the Workplace Safety and Insurance Act, 1997 (Ontario) that relate to the Business have been paid or accrued, and the Company has not been subject to any special or penalty assessment with respect to the Business under such legislation which has not been paid.

(l)           There are no outstanding inspection orders made under the Occupational Health and Safety Act (Ontario) relating to the Business.  The Company is operating in material compliance with all occupational health and safety laws, including the Workplace Hazardous Materials Information System (WHMIS), in connection with the Business.  There are no pending or, to the Knowledge of the Sellers, threatened charges against the Company under occupational health and safety laws relating to the Business.  There have been no fatal or critical accidents which have occurred in the course of the operation of the Business which might lead to charges under the Occupational Health and Safety Act (Ontario).  There are no materials present in the Business, exposure to which may result in an occupational disease as defined in the Workplace Safety and Insurance Act, 1997 (Ontario).  The Company has complied in all respects with any Orders issued under occupational health and safety laws relating to the Business.

2.18         Environmental.

(a)           The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law or Occupational Safety and Health Law, and the Company has all permits required under any Environmental Law or Occupational Safety and Health Law.  The Business and the Assets as carried on or used by the Company have been carried on and used and are currently carried on and used in compliance in all material respects with all Environmental Law.

(b)           There are no pending or, to the Knowledge of the Sellers, threatened claims, investigations, enforcement actions, Liens, or other restrictions of any nature resulting from any actual or alleged Environmental Damages or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law with respect to or affecting the Leased Property or any of the Assets, the Company has not been subject to any such matters, and there are no circumstances that could reasonably be expected to give rise to any such matters.

(c)           There are no Hazardous Materials present on or in the Environment at the Leased Property or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed), or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Leased Property or such adjoining property, or incorporated into any structure therein or thereon.

(d)           There has been no Release or Threat of Release of any Hazardous Materials at or from the Leased Property or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Company or the Business, or from any other property or asset (whether real, personal, or mixed) in which the Company has or had an interest, or any geologically or hydrologically adjoining property, whether by the Company or any other Person.

(e)           Sellers have made available to Purchaser (or will make available to Purchaser a reasonable time prior to Closing) all environmental studies, reports, and other documents in their possession, custody, or control relating to any of the Leased Property, the Assets, or the Business.

2.19         Absence of Certain Changes.  Except as set forth on Schedule 2.19, since July 31, 2011, the Company has not:

(a)           mortgaged, pledged, or subjected to any Lien any of its assets, tangible or intangible;

(b)           entered into, amended, or terminated or received notice or a request for termination, cancellation, modification or amendment of any Material Agreement or taken or failed to take any action that would entitle any party to a Material Agreement to terminate, modify, cancel or amend any Material Agreement;

(c)           acquired or disposed of any assets or properties, or entered into any agreement or other arrangement for any such acquisition or disposition, except the Acquisition and sales of inventory in the ordinary course of business;

(d)           declared, paid, made or set aside funds or property for any dividends or distributions with respect to any of its capital stock;

(e)           (i)  increased the wages, salaries, compensation, pension, or other benefits payable or to become payable to any Company Personnel other than in accordance with the normal compensation and benefit policies of the Company or in accordance with pre-existing pension or other benefit plans or in accordance with the collective bargaining agreement, (ii) granted any severance or termination pay, (iii) entered into any employment, severance, or consulting agreement or arrangement with any Company Personnel or any other commitment to hire, or terminated the services of, any officer or senior management employee with responsibilities for matters related to the Business, (iv) granted, made, or accrued, contingently or otherwise, any bonus, incentive compensation, service award, or other like benefit to the credit of any Company Personnel, or (v) made any addition to or modification of any Plan;

(f)           forgiven or canceled any material debts or claims or waived any material rights of value;

(g)           suffered any damage, destruction, or loss (whether or not covered by insurance) adversely affecting its properties, business, operations, or financial condition;

(h)           suffered any labor trouble affecting its business or operations that could reasonably be expected to have a Material Adverse Effect;

(i)           suffered or experienced any loss of or, to the Knowledge of Sellers, suffered or experienced any change in relations with, any Company Personnel, suppliers, or customers that could reasonably be expected to have a Material Adverse Effect;

(j)           incurred any indebtedness for borrowed money (or guaranteed any indebtedness of others) other than trade indebtedness incurred in the ordinary course of business;

(k)           changed any method of accounting or accounting practice or policy;

(l)           conducted its business other than in the ordinary course so as to preserve the business intact and to preserve for Purchaser the goodwill of the employees, suppliers, customers, and other Persons having business relations with the Company, except as required by this Agreement;

(m)           settled or compromised any claim, suit, or cause of action involving more than CAD 5,000.00;

(n)           altered its terms and conditions of sale or its collection practices with respect to accounts receivable, including any practice that has had the effect of accelerating the recording and billing of accounts receivable;

(o)           altered its payment practices with respect to accounts payable, including any practice that has had the effect of delaying the payment of expenses and other reserves;

(p)           made any capital expenditures or commitments therefor involving payments in excess of CAD 5,000.00 in the aggregate; or

(q)           made any agreement to do any of the foregoing.

2.20         Customers and Suppliers.  Schedule 2.20 sets forth a list of the Significant Customers and Significant Suppliers.  No Seller has received notice from any Significant Customer or Significant Supplier that (i) it intends to terminate or change in any material manner any existing contractual relationship with the Company, other than commitments or relationships that expire or terminate by their terms; (ii) in the case of a Significant Customer, that the Significant Customer will not purchase goods or services from the Company or the Business or that the Company will in the future be disqualified from submitting bids in response to requests for proposals from such Significant Customer; or (iii) in the case of a Significant Supplier, that such Significant Supplier will no longer provide products or services to the Company.  To the Knowledge of the Sellers, there are no unresolved disputes with any Significant Customer or Significant Supplier.

2.21         Product Warranty.  Except as set forth on Schedule 2.21, there are no actions, suits, or proceedings pending or, to the Knowledge of Sellers, threatened, or any basis for any such actions, suits, or proceedings against or affecting the Company alleging any breach of any express or implied warranty applicable to any product manufactured, sold, or delivered by the Company. Each product manufactured, sold, or delivered by the Company has been in material conformity with all Applicable Laws, applicable contractual commitments and all express and implied warranties, and the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) for replacement or repair thereof or other damages in connection therewith.  No product manufactured, sold, or delivered by the Company is subject to any guaranty, warranty, or indemnity beyond the applicable standard terms and conditions of sale, which standard terms and conditions of sale are set forth on Schedule 2.21, except for products subject to the Distribution Agreement with Cardinal Health Canada Inc. dated April 11, 2011.

2.22         Product Liability.  The Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by the Company.

2.23         Withholdings and Remittances.  The Company has withheld from each payment made to any of its present or former Employees and, in respect of other payments, to all Persons who are or are deemed to be non residents of Canada for purposes of the Income Tax Act (Canada) all amounts required by Applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority.  The Company has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of the Employees to the proper Governmental Authority within the time required under Applicable Law.  The Company has charged, collected and remitted on a timely basis all Taxes as required under Applicable Law on any sale, supply or delivery whatsoever, made by the Company.

2.24         GST/HST.  The Company is registered for GST/HST under Part IX of the Excise Tax Act (Canada) and the Company’s GST/HST registration number is 10364 7285 RT0001.

2.25         Brokers, Finders.  Sellers have not retained any broker or finder in connection with the transactions contemplated by this Agreement so as to give rise to any claim against Purchaser for any brokerage or finder’s commission, fee, or similar compensation.

2.26         Disclosure by Sellers.  This Agreement, the Schedules to this Agreement, and the certificates and other documents furnished by Sellers to Purchaser pursuant to this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in this Agreement and therein not misleading.

2.27         Disclosure by Parent.  Sellers are aware of, and have had an opportunity to review and discuss with their legal, accounting, tax, investment and other advisors, the periodic and other reports filed by the Parent with the U.S. Securities and Exchange Commission and publicly available on the SEC’s web site at www.sec.gov, including without limitation the Parent’s Annual Report on Form 10-K for the fiscal year ended October 2, 2010 (the “Parent 2010 Form 10-K”), all Quarterly Reports on Form 10-Q and all Current Reports on Form 8-K filed by the Parent since the Parent 2010 Form 10-K was filed, and the Proxy Statement filed by the Parent on or about January 20, 2011 pertaining to the Parent’s February 18, 2011 annual meeting of shareholders.

2.28         Investment Representation.  The Company is acquiring the Stock Consideration for its own account for investment purposes, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof.  Sellers understand that the Stock Consideration has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, by reason of specific exemptions from the registration provisions of the Securities Act and such laws that may depend upon, among other things, the bona fide nature of the Company’s investment intent as expressed herein.  Sellers further understand that the Stock Consideration may not be resold unless such resale is registered under the Securities Act and all applicable state securities laws or such resale is made pursuant to an applicable exemption from such registration.  As of Closing, each Seller will be an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  The Company is able to bear the economic risk of owning the Stock Consideration for an indefinite period of time and is able to bear the loss of its entire investment in the Stock Consideration.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PURCHASER

Purchaser and the Parent, jointly and severally, represent and warrant to Sellers as of the date of this Agreement as follows:

3.1           Corporate Status; Authorization.

(a)           Corporate Existence. Purchaser is a corporation duly incorporated, organized and subsisting under the laws of British Columbia and has all requisite corporate power, authority and capacity to own, lease, and operate its properties and to carry on its business as presently conducted.

(b)           Authorization.  Purchaser has full corporate power, authority and capacity to execute, deliver, and perform this Agreement and the Related Agreements to which it is party, to consummate the transactions contemplated by this Agreement and by the Related Agreements to which it is a party, and to perform its obligations under this Agreement and under the Related Agreements to which it is a party.  The execution and delivery of this Agreement and the Related Agreements to which Purchaser is a party and the consummation of the transactions contemplated by this Agreement and by the Related Agreements to which Purchaser is a party have been duly authorized by all requisite corporate action on the part of Purchaser.  This Agreement and the Related Agreements to which it is a party have been duly executed and delivered by Purchaser, and this Agreement and the Related Agreements to which it is a party constitute the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms except to the extent enforcement thereof may be limited by (i) applicable bankruptcy, reorganization or insolvency laws, or other laws affecting the enforcement of creditors’ rights, and (ii) to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

3.2           Conflicts and Consents.

(a)           Conflicts.  The execution and delivery of this Agreement and the Related Agreements and the consummation by Purchaser of the transactions contemplated by this Agreement and by the Related Agreements in the manner contemplated by this Agreement and by the Related Agreements will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of Purchaser, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment, or obligation for the borrowing of money or the obtaining of credit, lease, or other agreement, contract, license, franchise, permit, or instrument to which Purchaser is a party or by which Purchaser may be bound, or (iii) any judgment, order, decree, law, statute, rule, or regulation applicable to Purchaser.

(b)           Consents.  Except as set forth on Schedule 3.2(b), no consent, approval, authorization, permit, order, filing, registration, or qualification of or with any Governmental Authority or third Person is required to be obtained by Purchaser in connection with the execution, delivery, and performance of this Agreement or the consummation by Purchaser of the transactions contemplated by this Agreement in the manner contemplated by this Agreement.

3.3           Brokers, Finders.  Purchaser has not retained any broker or finder in connection with the transactions contemplated by this Agreement so as to give rise to any claim against any Seller for any brokerage or finder’s commission, fee, or similar compensation.

3.4           Investment Canada Act.  The Purchaser is a “WTO investor” within the meaning of the Investment Canada Act.

3.5           Excise Tax Act.  The Purchaser will be registered effective as of the Closing Date under Part IX of the Excise Tax Act (Canada).

ARTICLE 4
REPRESENTATIONS & WARRANTIES WITH RESPECT TO THE PARENT

Parent and the Purchaser, jointly and severally, represent and warrant to Sellers as of the date of this Agreement as follows:

4.1           Corporate Status; Authorization.

(a)           Corporate Existence. Parent is a corporation duly incorporated, organized and subsisting under the laws of the State of South Carolina and has all requisite corporate power, authority and capacity to own, lease, and operate its properties and to carry on its business as presently conducted.

(b)           Authorization.  Parent has full corporate power, authority and capacity to execute, deliver, and perform this Agreement and the Related Agreements to which it is party, to consummate the transactions contemplated by this Agreement and by the Related Agreements to which it is a party, and to perform its obligations under this Agreement and under the Related Agreements to which it is a party.  The execution and delivery of this Agreement and the Related Agreements to which Parent is a party and the consummation of the transactions contemplated by this Agreement and by the Related Agreements to which Parent is a party have been duly authorized by all requisite corporate action on the part of Parent.  This Agreement and the Related Agreements to which it is a party have been duly executed and delivered by Parent, and this Agreement and the Related Agreements to which it is a party constitute the legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with their respective terms except to the extent enforcement thereof may be limited (i) by applicable bankruptcy, reorganization or insolvency laws, or other laws affecting the enforcement of creditors’ rights, and (ii) to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

4.2           Conflicts and Consents.

(a)           Conflicts.  The execution and delivery of this Agreement and the Related Agreements and the consummation by the Parent of the transactions contemplated by this Agreement and by the Related Agreements in the manner contemplated by this Agreement and by the Related Agreements will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of the Parent, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment, or obligation for the borrowing of money or the obtaining of credit, lease, or other agreement, contract, license, franchise, permit, or instrument to which the Parent is a party or by which the Parent may be bound, or (iii) any judgment, order, decree, law, statute, rule, or regulation applicable to the Parent.

(b)           Consents.  No consent, approval, authorization, permit, order, filing, registration, or qualification of or with any Governmental Authority or third Person is required to be obtained by the Parent in connection with the execution, delivery, and performance of this Agreement or the consummation by the Parent of the transactions contemplated by this Agreement in the manner contemplated by this Agreement.

4.3           Brokers, Finders.  The Parent has not retained any broker or finder in connection with the transactions contemplated by this Agreement so as to give rise to any claim against any Seller for any brokerage or finder’s commission, fee, or similar compensation.

4.4           Stock Consideration. The Parent shares constituting the Stock Consideration are duly authorized, validly issued, fully paid and non-assessable.  The transfer to the Company of the Parent shares constituting the Stock Consideration pursuant to and in accordance with the provisions of this Agreement complies in all material respects with all applicable US federal and state and Canadian federal and provincial securities laws, including without limitation the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations of the U.S. Securities and Exchange Commission promulgated under such acts.

4.5           Disclosure.  The periodic and other reports filed by the Parent with the U.S. Securities and Exchange Commission and publicly available on the SEC’s web site at www.sec.gov, and the additional information about the expected results of operations of the current fiscal quarter of the Parent provided to Sellers prior to the date hereof, all taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
POST-CLOSING COVENANTS

5.1           Tax Matters.

(a)           Sellers and Purchaser will (i) provide each other with such assistance as may be reasonably requested in connection with the preparation of any Tax return, audit, or other examination by any taxing Governmental Authority or judicial or administrative proceedings relating to liability for Taxes relating to the Business, (ii) retain and provide each other with any records or other information that may be relevant to such Tax return, audit, examination, or proceeding, and (iii) provide each other with any final determination of any such audit, examination, or proceeding that affects any amount required to be shown on any Tax return of the Business for any period.  Without limiting the generality of the foregoing, Sellers will retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax returns, supporting work schedules, and other records and information that are relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date.

(b)           Notwithstanding any provision of Applicable Law or this Agreement to the contrary, but subject to Section 1.10, the Purchaser will pay any sales, use, transfer, stamp, documentary, and similar Taxes and recording and filing fees (and file any Tax returns relating to such Taxes) applicable to the transactions contemplated by this Agreement, it being agreed that none of such payments will be borne directly or indirectly by the Sellers.

(c)           The parties will cooperate to make any necessary filings and to furnish any required supplemental information to any taxing Governmental Authority resulting from the consummation of the transactions contemplated by this Agreement.

5.2           Confidentiality.  The parties acknowledge that the Non-Disclosure Agreement dated July 18, 2011 between Parent, the Company and Thompson will terminate at Closing and be of no further force and effect (except for provisions thereof that survive termination of that agreement as contemplated therein), and the parties agree to be bound by the following confidentiality obligations from and after the Closing:

(a)           Each of the parties agrees to treat in confidence all documents, materials, and other information obtained from any other party in connection with the Acquisition or in connection with any investigation or examination relating thereto, regardless of whether such materials and information were obtained before the signing of this Agreement (collectively, “Acquisition Information”).  All Acquisition Information will be kept confidential by the receiving party and its respective officers, directors, employees, representatives, agents, and advisors; provided, that (i) Purchaser will have no obligation to keep Acquisition Information received by it from Sellers confidential so long as its disclosure of such Acquisition Information is reasonably required or desirable for the operation of the Business; and (ii) Acquisition Information may be disclosed if so required by law (including securities laws).

(b)           Any public announcement relating to the execution of this Agreement will be reasonably acceptable to Purchaser and Sellers and may be made only if agreed to by Purchaser and Sellers, except that any party may make a public announcement to the extent required by Applicable Law (including securities laws).

(c)           Notwithstanding anything in this Agreement to the contrary, none of the parties will have any obligation to preserve the confidentiality of any Acquisition Information that (a) prior to disclosure to the receiving party was already rightfully in such receiving party’s possession, (b) is or becomes publicly available, other than by unauthorized disclosure, or (c) is received from a third party who is rightfully in possession of such Acquisition Information and has the authority to disclose it and who does not require the receiving party, in connection with disclosing such Acquisition Information to the receiving party, to refrain from disclosing such Acquisition Information to others.

(d)           Each Seller by this Agreement agrees that it or he will keep confidential and will not (except as reasonably necessary to perform his duties as an employee of Purchaser) disclose to any Person, appropriate, or make use of for itself or himself or any other Person any Business Information.  For purposes of this Agreement, “Business Information” means all information regarding the Business or its customers (i) that is not generally known to persons not employed by the Business, (ii) that is not generally disclosed by the Business to persons not employed by it, and (iii) as to which, prior to Closing, the Company made reasonable efforts to keep confidential or after Closing, Purchaser makes reasonable efforts to keep confidential.  Business Information includes, but is not limited to, information regarding the products or services of the Business, product or service cost, product or service pricing, research and development, inventions, discoveries, improvements, marketing, business strategy and plans, and non-public information concerning the legal or financial affairs of the Business.

5.3           Accounts Receivable.  In the event that any Seller receives after the Closing Date any payment relating to an Account Receivable of the Business, such payment will be the property of, and will be immediately forwarded to, Purchaser.  Each Seller will promptly endorse and deliver to Purchaser any cash, checks, or other documents received by such Seller after the Closing Date relating to any account receivable of the Business.

5.4           Employee Matters.

(a)           Offers to Non-Union Employees.   Effective as of the Closing Date, the Purchaser shall offer employment effective as of the Closing Date to all of the Non-Unionized Employees listed on Schedule 2.17 other than Thompson and David Jones on terms and conditions which are substantially the same as those under which they are currently employed with the Company.  Effective as of the Closing Date, the Purchaser shall offer employment effective as of the Closing Date to David Jones in accordance with the offer letter attached hereto as Exhibit B-1.

(b)           Unionized Employees.                                           Effective as of the Closing Date, the Purchaser shall continue the employment of all Unionized Employees on terms and conditions which are substantially the same under which they are currently employed with the Company, and shall assume and perform the obligations of the employer under the Collective Bargaining Agreement with the Union.  “Collective Bargaining Agreement” means the agreement dated November 1, 2006 between the Company and the Union.  “Union” means the Sheet Metal Workers’ International Association, Local Union 540.

(c)           Contract Commission Sales Representatives.  Effective as of the Closing Date, the Purchaser shall offer to assume the Company’s obligations arising on and after the Closing Date under the Company’s agreements with its independent commission sales representatives listed on Schedule 2.11(b) pursuant to assumption letter agreements in the form attached hereto as Exhibit B-2.  For the avoidance of doubt, the Company will remain liable to such commission sales representatives for all amounts that become due and owing to them, and all obligations arising, under their agreements prior to the Closing Date and under the agreements with respect to which the commission sales representatives do not consent to assumption by the Purchaser, and the Purchaser will become liable to such commission sales representatives who accept the assumption for all amounts that become due and owing to them, and all obligations arising, under their agreement on or after the Closing Date

(d)           Bonuses and Vacation.  The Purchaser shall be responsible for all liabilities for salary, benefits, wages, bonuses, commissions, vacation pay and other compensation relating to the employment of all Transferred Employees on and after the Closing Date.  The Company shall be responsible for all liabilities for salary, benefits, wages, bonuses, commissions, vacations, vacation pay and other compensation relating to the employment of all Transferred Employees up to the close of business on the date preceding the Closing Date.  For greater certainty, in respect of any Transferred Employee who is eligible to receive a bonus in relation to service with the Company prior to the Closing Date, the Company shall determine bonus eligibility and accrue any bonus payment which shall be paid by the Company at the Closing.

(e)           Termination Liabilities.  Notwithstanding anything to the contrary in this Agreement, the Purchaser shall be responsible and liable for Severance Costs in respect of any Transferred Employee whose employment is terminated by the Purchaser or any of its Affiliates after the Closing Date.  Purchaser shall recognize each Transferred Employee’s time of service with the Company prior to Closing for all purposes.  The Company shall be responsible and liable for Severance Costs in respect of any Non-Transferred Employee whose employment is terminated by the Company before, on or after the Closing Date.

(f)           Plans.  Effective as of the Closing Date, all Transferred Employees will cease to participate in and accrue benefits under the Plans.  The Company and the Plans shall retain responsibility for and satisfy all obligations with respect to all benefits provided under the Plans accrued prior to the Closing Date in respect of all Transferred Employees in accordance with the terms of the Plans and Applicable Law.  For certainty, the Company and the Plans which provide health and welfare type benefits shall retain responsibility for all amounts payable by reason of or in connection with any and all claims incurred under such Plans by the Transferred Employees and their eligible dependents before the Closing Date whether such claims are reported before or after the Closing Date.  The Purchaser shall not assume any liability or obligation with respect to the Plans.

5.5           Registration Rights.

(a)           If during the Escrow Period, the SEC amends or revises Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”), to extend the 6-month holding period contemplated in Section (d)(1)(i) thereof (the “Rule 144 Holding Period”) such that the Rule 144 Holding Period applicable to the Stock Consideration would not expire until after the Escrow Period expires, then Parent will, at its expense and upon written request of the Owners, register resales by the Company and/or the Owners of the Stock Consideration with the SEC and with such U.S. State securities regulators as the Owners may reasonably request and keep the registration for such resales effective for a period equal to the lesser of (i) six months from the date of effectiveness of such registration with the SEC or (ii) the time it takes for the Company and/or the Owners to sell all of the Stock Consideration.  If any such registration is required and requested, Parent shall use commercially reasonable efforts to effect such registrations by the time of the expiration of the Escrow Period or, if such registration cannot be accomplished within such time frame without undue effort and expense, then as soon thereafter as reasonably possible.

(b)           If during the Escrow Period, the Sellers exercise their option to replace the Stock Consideration with cash as the Escrow Property under the Escrow Agreement before the Rule 144 Holding Period then in effect and applicable to the Stock Consideration has expired, Parent will, upon written request of the Owners and at the Owners’ sole cost and expense (paid in cash advance if so requested by Purchaser or Parent in its sole and absolute discretion), exert commercially reasonable efforts to promptly register resales by the Company and/or the Owners of the Stock Consideration with the SEC and with such other securities regulators, in the United States or in foreign jurisdictions, as the Owners may request and keep the registration for such resales effective for a period equal to the lesser of (i) six months from the date of effectiveness of such registration with the SEC or (ii) the time it takes for the Company and/or the Owners to sell all of the Stock Consideration.

(c)           Upon expiration of the Rule 144 Holding Period, Parent will cause to be removed from the certificates constituting the Stock Consideration any “restricted stock” legends that it is required to place, or that are customarily placed, on such certificates during the Rule 144 Holding Period.

5.6           Articles of Amendment.  Within ten business days of the Closing Date, the Company will file articles of amendment changing the Company’s corporate name to a name which does not include any business name, trade name, brand name, slogan or trade-mark which is part of the Intellectual Property or any part thereof or any word or phrase similar thereto.

ARTICLE 6
RELATED DELIVERIES

The parties hereto hereby acknowledge and agree that in connection with Closing certain of the parties are entering into the Related Agreements and/or delivering the other deliverables indicated below in this Article 6 and all constitute part of the same transaction.

6.1           Related Agreements.

(a)           Escrow Agreement.  The Escrow Agreement duly executed by the Company, the Owners, the Purchaser, the Parent and the Escrow Agent;

(b)           Lease Agreement.  The Lease Agreement with respect to the Leased Property in the form attached hereto as Exhibit C and duly executed and delivered by TCSC and the Purchaser;

(c)           Bill of Sale and Assignment & Assumption Agreement.  The Bill of Sale and Assignment & Assumption Agreement covering all of the Assets and the Assumed Liabilities in the form attached hereto as Exhibit D duly executed and delivered, together with such other deeds of conveyance, bills of sale, assurances, transfers, assignments, consents and such other documents and investments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement;

(d)           Infor License Assignment.  The Assignment, Assumption and Consent Agreement by and between Infor Global Solutions (Michigan), Inc., the Company and Purchaser in the form attached hereto as Exhibit E duly executed and delivered by the parties thereto; and

(e)           Noncompetition and Nonsolicitation Agreements.  A Noncompetition and Nonsolicitation Agreement in the form attached hereto as Exhibit F duly executed and delivered by each of the Company, TCSC, Thompson, and William Thompson, in each case on the one hand and Purchaser and the Parent on the other hand.

6.2           Additional Deliverables of Sellers. Sellers jointly and severally represent and warrant to Purchaser and Parent that the Sellers are delivering each of the items listed in this Section 6.2 simultaneously with their execution and delivery of this Agreement.

(a)           Payoff Letters & Lien Releases.  Pay-off letters in form and substance satisfactory to Purchaser evidencing the satisfaction in full of all indebtedness of the Company to The Toronto-Dominion Bank; evidence in form and substance satisfactory to Purchaser of the release of the Company from all guaranties of all indebtedness owed by TCSC to The Toronto-Dominion Bank; and evidence in form and substance satisfactory to Purchaser of the release of all Liens on the Assets;

(b)           Termination of Existing Lease.  Evidence satisfactory to Purchaser in form and substance of the termination of the Existing Lease;

(c)           Certificate of Status & Clearance Certificates.  Certificates dated as of a date not earlier than 15 days prior to the Closing Date as to the status of the Company and TCSC, executed by the appropriate officials of the Province of Ontario and, in the case of the Company, each jurisdiction in which the Company is licensed or qualified to do business, and the Clearance Certificates;

(d)           Tax Elections.  The elections referred to in Sections 1.9 and 1.10, if applicable;

(e)           Purchase Certificate.  Current Purchase Certificate(s) issued by the Ontario Workplace Safety and Insurance Board evidencing that the Company’s account(s) are in good standing;

(f)           Secretary’s Certificate. Samples of the signatures of all officers and directors of the Company and TCSC, copies of the Articles and Bylaws of each of the Company and TCSC with all amendments thereto and copies of resolutions of the Boards of Directors and Shareholders of each of the Company and TCSC authorizing, as applicable, the Company’s or TCSC’s entry into and performance of its obligations under this Agreement and the other agreements and transaction contemplated herein (which resolutions remain in full force and effect and unamended as of the Closing Date) certified by the Secretaries of the Company and TCSC, as applicable;

(g)           Closing Legal Opinion.  An opinion of counsel to Sellers, dated the Closing Date, in the form of Exhibit G; and

(h)           Patent and Trademark Assignments.                                                                Evidence satisfactory to Purchaser in form and substance of the assignment of the Patents and trademarks to Purchaser.

6.3           Additional Deliverables of Purchaser.  Purchaser and Parent jointly and severally represent and warrant to Sellers that the Purchaser and Parent are delivering each of the items listed in this Section 6.3 simultaneously with its execution and delivery of this Agreement.

(a)           Purchase Price.  The Purchase Price in accordance with the provisions of Section 1.4 hereof;

(b)           Tax Elections.  The elections referred to in Sections 1.9 and 1.10, if applicable; and

(c)           Closing Legal Opinions.  An opinion of counsel to the Purchaser and an opinion of counsel to the Parent, each dated the Closing Date, in the forms of Exhibit H-1 and H-2, respectively;

(d)           Officer’s Certificates.  Samples of the signatures of all officers and directors of the Parent and Purchaser, copies of the Articles and Bylaws of the Parent and the Notice of Articles and Articles of the Purchaser with all amendments thereto and copies of resolutions of the Board of Directors and Shareholders of the Parent and Board of Directors of the Purchaser authorizing the Parent and Purchaser’s entry into and performance of their obligations under this Agreement and the other agreements and transactions contemplated herein (which resolutions remain in full force and effect and unamended as of the Closing Date) certified by the Vice President of the Parent and the Secretary of the Purchaser, as applicable;

ARTICLE 7
INDEMNIFICATION

7.1           Indemnification by Sellers.  Sellers agree to jointly and severally indemnify and hold harmless Purchaser and its officers, managers, members, agents, employees, Affiliates, and their representatives, successors, and assigns from and against any and all liabilities, losses, claims, costs, and damages (“Loss”) and reasonable attorneys’ and accountants’ fees and expenses, court costs, and all other reasonable expenses, including expenses of investigation (“Expense”) suffered or incurred by any of them in connection with or arising from:

(i)
any breach by any Seller of any warranty or the inaccuracy of any representation of any Seller contained in this Agreement or in any agreement or instrument contemplated by this Agreement (including any Schedule or Exhibit to this Agreement);

(ii)
any breach by any Seller of any of its or his obligations or covenants contained in this Agreement or in any agreement or instrument contemplated by this Agreement (including any Schedule or Exhibit to this Agreement), other than a breach relating to Section 7.1(i);

(iii)
any noncompliance by the Sellers with the requirements of any bulk sales legislation in any jurisdiction where any of the Assets are located with respect to any liabilities of the Company that are not included in the Assumed Liabilities; or

(iv)	the Excluded Liabilities;

provided, however, that (A) the aggregate liability of Sellers for Loss and Expense with respect to the indemnification described in Section 7.1(i) will not exceed CAD 8,000,000 (the “Amount Limitation”) and (B) Sellers shall be liable for Loss and Expense with respect to indemnification for (I) breach of the representations and warranties set forth in the second sentence of Section 2.21 (Product Warranty) and/or (II) indemnification for the Excluded Liability set forth in Section 1.6(b)(x), in each  case relating to warranties given by the Company to its customers in the ordinary course of business only to the extent that the aggregate of such Losses and Expenses exceeds 200% of the allowance for warranty claims included in current liabilities on the Closing Date Balance Sheet.  Notwithstanding the foregoing, the Amount Limitation will not apply to the indemnification described in Section 7.1(i) with respect to the representations and warranties of Sellers under Sections 2.1 (Corporate Status; Authorization; Residency; Capitalization) and 2.4 (Good Title; No Liens; Sufficiency of Assets), or any breach or inaccuracy of any other representation or warranty of the Sellers in this Agreement resulting from fraud or intentional misrepresentation by any Seller.  For greater certainty and without limiting the generality of the provisions of Sections 7.1(i) and (ii), the indemnity provided for in Sections 7.1(ii) through (iv) shall extend to any Loss and Expense arising from any act, omission or state of facts that occurred or existed prior to the Closing, and whether or not disclosed in any Schedule to this Agreement.

7.2           Indemnification by Purchaser.  Purchaser and the Parent agree to jointly and severally indemnify and hold harmless Sellers and their respective officers, directors, shareholders, agents, employees, Affiliates, and their representatives, successors, and assigns from and against any and all Loss and Expense incurred by any of them in connection with or arising from:

(i)
any breach by either Purchaser or the Parent of any warranty or the inaccuracy of any representation of Purchaser contained in this Agreement or in any agreement or instrument contemplated by this Agreement (including any Schedule or Exhibit to this Agreement);

(ii)
any breach by either Purchaser or the Parent of any of its obligations or covenants contained in this Agreement or in any agreement or instrument contemplated by this Agreement (including any Schedule or Exhibit to this Agreement), other than a breach relating to Section 7.2(i); and

(iii)	the Assumed Liabilities;

provided, however, that the aggregate liability of Purchaser and the Parent combined for Loss and Expense with respect to the indemnification described in Section 7.2(i) will not exceed the Amount Limitation. Notwithstanding the foregoing, the Amount Limitation will not apply to the indemnification described in Section 7.2(i) with respect to the representations and warranties of Purchaser under Section 3.1 (Corporate Status; Authorization), the Parent under Section 4.1 (Corporate Status; Authorization) or any breach or inaccuracy of any other representation or warranty of the Purchaser or the Parent in this Agreement resulting from fraud or intentional misrepresentation by the Purchaser or the Parent.

7.3           Survival Period.  The indemnification provided for in Sections 7.1(i) and 7.2(i) will terminate 36 months after the Closing Date; provided, however, (1) the representations and warranties of Sellers under Sections 2.18 (Environmental) and 2.9(d) (Non-infringement) and the indemnification contained in Section 7.1(i) with respect thereto will terminate 5 years after the Closing Date; (2) the representations and warranties of Sellers under Sections 2.15 (Tax Matters), 2.23 (Withholdings and Remittances) and 2.24 (GST/HST) and the indemnification contained in Section 7.1(i) with respect thereto will terminate 90 days after the last date on which any tax authority may assess or reassess the Company with respect to Taxes; (3) the representations and warranties of the Sellers under Sections 2.1 (Corporate Status; Authorization; Residency) and 2.4 (Good Title; No Liens; Sufficiency of Assets) and the indemnification contained in Section 7.1(i) with respect thereto will survive indefinitely; and (4) the representations and warranties of the Purchaser and Parent under Sections 3.1 and 4.1 (Corporate Status; Authorization) and Section 4.4 (Stock Consideration) and the indemnification contained in Section 7.2(i) with respect thereto will survive indefinitely (as the case may be, the “Survival Period”).  If any Person entitled to indemnification under this Agreement brings a claim for indemnification in accordance with Section 7.4 within the applicable Survival Period, then the Survival Period for that claim shall be extended until such claim is finally resolved and the indemnifying party has fulfilled all of its indemnification obligations under this Agreement with respect thereto.  Any Person’s right to indemnification under this Agreement with respect to any breach of any representation of warranty subject to indemnification under this Agreement shall not be eliminated, reduced or restricted in any way as a consequence of any investigation conducted or not conducted by that Person or any of its representatives or any knowledge of that Person or any of its representatives that any such representation or warranty was or might have been untrue or inaccurate in any way either when made or at any other time.

7.4           Notice of Claims.  If Purchaser, the Parent or any Seller believes that any of the Persons indemnified under this Article 7 has suffered or incurred any Loss or Expense, Purchaser, the Parent or such Seller will so notify the other parties promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or Related Agreement in respect of which such Loss or Expense will have occurred, except that the failure to so notify or any delay in notification will not relieve a party of its obligations to indemnify except to the extent that its, his, or her rights under this Agreement are materially prejudiced by such failure or delay.  If any action at law or suit in equity is instituted by a third party with respect to which any of the indemnified persons intends to claim any liability or expense as Loss or Expense under this Article 7, such indemnified person will promptly notify the indemnifying party of such action or suit.  Upon notice to the Company specifying in reasonable detail the basis therefor, Purchaser shall give notice of a claim in such amount under the Escrow Agreement.  Any indemnification payment for any claim for damages against the Company shall first be made out of the Escrow Property pursuant to the Escrow Agreement.  The failure to give a notice of a claim under the Escrow Agreement will not constitute an election of remedies or, subject to the provisions of the immediately preceding sentence, limit Purchaser or the Parent in any manner in the enforcement of any other remedies that may be available to it.

7.5           Third Party Claims.  In the event of a third party claim giving rise to indemnification under this Agreement, the indemnifying party will have 30 days after receipt of the notice referred to in Section 7.4 to notify the indemnified persons that it elects to conduct and control such action or suit with counsel satisfactory to the indemnified persons.  If the indemnifying party does not give the foregoing notice, the indemnified persons will have the right to defend and contest such action or suit in any manner the indemnified persons reasonably deem appropriate; provided, however, that the indemnified persons will not consent to the entry of any judgment or to any settlement of such claim without the prior written consent of the indemnifying party, not to be unreasonably withheld or delayed.  If the indemnifying party gives the foregoing notice, the indemnifying party will have the right to undertake, conduct, and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified persons will cooperate with the indemnifying party in connection therewith; provided that (w) the indemnifying party will not settle or compromise any such action or suit without the indemnified persons’ prior written consent (not to be unreasonably withheld or delayed), unless the terms of such settlement or compromise release the indemnified persons from any and all liability with respect to such action or suit at no cost to the indemnified persons, (x) the indemnifying party will not thereby permit to exist any Lien upon any asset of any indemnified person or permit the issuance of an injunction or other equitable relief against the indemnified persons, (y) the indemnifying party will permit the indemnified persons to participate in such conduct or settlement through one counsel chosen by the indemnified persons, and the fees and expenses of such counsel will be borne by the indemnified persons, and (z) the indemnifying party will agree promptly to reimburse to the extent required under this Article 7 the indemnified persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the indemnified persons, except fees and expenses of counsel for the indemnified persons incurred after the assumption of the conduct and control of such action or suit by the indemnifying party.  So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified persons will not pay or settle any such action or suit.  Notwithstanding the foregoing, the indemnified persons will have the right to pay or settle any such action or suit, provided that in such event the indemnified persons will waive the right to indemnity therefor by the indemnifying party, and no amount in respect thereof will be claimed as Loss or Expense under this Article 7.

7.6           Limitation Periods.

(a)           Limitation Periods for Representations and Warranties.  Notwithstanding the provisions of the Limitations Act, 2002 (Ontario) or any other statute, an indemnified person may commence a proceeding in respect of Loss or Expense arising from any incorrectness in or breach of any representation and warranty of the indemnifying party as referred to in a notice delivered pursuant to Section 7.4 within the time periods stipulated in Section 7.3 at any time on or before the later of: (a) the second anniversary of the last date upon which such notice is permitted to be delivered under Section 7.3; and (b) the expiry of the limitation period otherwise applicable to such claim, and any applicable limitation period is hereby so extended to the full extent permitted by law.

(b)           Limitation Periods for Covenants and Other Matters.  The limitation period applicable to any proceeding relating to a claim in respect of any matter in Sections 7.1 (ii) to (iv) and 7.2 (ii) and (iii) shall be solely as prescribed in sections 15-17 of the Limitations Act, 2002 and any other limitation period in respect of such claim (including that provided for in section 4 of the Limitations Act, 2002) is extended accordingly.

7.7           Calculation of Loss and Expense; Interest on Loss and Expense.  For greater certainty, for the purpose only of calculating the amount of Loss or Expense under this Article 7, the representations and warranties of the parties contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement shall be deemed to have been made without qualifications as to materiality where the words or phrases “material”, “immaterial”, “in all material respects” or words or phrases of similar import are used, such that the amount of Loss or Expense payable to an indemnified person is not subject to any deduction in respect of amounts below the agreed upon level of materiality. All amounts of Loss or Expense subject to indemnification under this Article 7 shall accrue interest from the time such Loss or Expense was incurred until actually paid at the prime rate of interest publicly announced from time to time by The Toronto-Dominion Bank plus 2.0% per annum

7.8           Agency for Non-Parties.  Each party hereby accepts each indemnity in favour of each of its indemnified persons who are not parties as agent and trustee of that indemnified person.  Each party may enforce an indemnity in favour of any of that party’s indemnified persons on behalf of each such indemnified person.

ARTICLE 8
MISCELLANEOUS

8.1           Bulk Sales Law.  The parties agree to waive compliance with the provisions of bulk sales legislation in the jurisdictions in which any of the Purchased Assets are located, subject to Sellers’ obligations under Section 7.1(iii).  The Company shall, after Closing, pay its creditors as its debts to them become due with respect to all such debts that are not included in the Assumed Liabilities assumed by the Purchaser hereunder and take all action necessary to prevent any such creditor from asserting any claim against the Purchaser or the Assets or under any such legislation for relief provided therein as a result of such non-compliance.  The Purchaser shall, after Closing, pay all Assumed Liabilities (except for liabilities being contested by Purchaser in good faith) and take all action necessary to prevent any creditor with respect to an Assumed Liability from asserting any claim with respect to an Assumed Liability against the Company.

8.2           Survival.  Notwithstanding any otherwise applicable statute of limitations or presumption, all agreements, covenants, representations, and warranties of Purchaser and Sellers in this Agreement and in any other agreement, instrument, or document delivered in connection herewith will survive Closing in accordance with their terms and any applicable Survival Period.

8.3           Expenses.  Each party will be solely responsible for and bear all of its or his own expenses incurred at any time in connection with pursuing or consummating this Agreement and the transactions contemplated in this Agreement.

8.4           Assignment; Successors; Parties in Interest.  This Agreement will not be assignable by any party to this Agreement without the prior written consent of the other parties (which consent will not be unreasonably withheld) and any attempt to assign this Agreement without such consent will be void and of no effect, except that (i) Purchaser and/or Parent may collaterally assign this Agreement to any lender of Purchaser and/or Parent, (ii) Purchaser may assign this Agreement in connection with the sale of all or substantially all of the assets of Purchaser provided that the party buying such assets from Purchaser is financially as strong as or stronger than Purchaser and assumes all of Purchaser’s obligations under this Agreement and (iii) Parent may assign this Agreement (other than its obligations under Section 5.5 hereof if the Stock Consideration remains subject to the escrow contemplated in the Escrow Agreement at the time of the assignment) in connection with the sale of all or substantially all of the assets of Parent provided that the party buying such assets from Parent is financially as strong as or stronger than the Parent and assumes all of the Parent’s obligations under this Agreement.  This Agreement will inure to the benefit of, and be binding on and enforceable against, each party to this Agreement and the successors and permitted assigns of the respective parties to this Agreement, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement.

8.5           Amendment and Modification.  Neither this Agreement nor any term of this Agreement may be changed, waived, discharged, or terminated orally, but only with the written consent signed by the party against which such change, waiver, discharge, or termination is sought to be enforced.  The waiver by any party to this Agreement of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent or other breach, whether similar or not.

8.6           Access After Closing.  The parties will retain for a period of six (6) years following Closing all books and records within their possession or control that they are permitted by this Agreement to retain and that relate to the operation and conduct of the Business prior to Closing.  The parties will provide to the other parties and their representatives reasonable access during normal business hours to copies of all such books and records upon request.

8.7           Notices.  All notices, consents, requests, instructions, approvals, and other communications provided for in this Agreement and all legal processes in regard to this Agreement will be validly given, made, or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by commercial courier or by telecopy or electronic mail (promptly confirmed in writing) to the following addresses (or at such other addresses for such parties as will be specified by like notice):

To Purchaser or Parent:

Span Medical Products Canada Inc.
[c/o] Span-America Medical Systems, Inc.
70 Commerce Center
Greenville, SC 29615
P.O. Box 5231
Greenville, SC 29606
Attention: James D. Ferguson, President
Facsimile:  864-288-8692
Telephone:  864-678-6912
E-mail:  jferguson@spanamerica.com

With copies to:
(which copies will not constitute notice)

Wyche, P.A.	Blake Cassels & Graydon, LLP
44 East Camperdown Way	199 Bay Street
Greenville, SC 29601	Suite 4000, Commerce Court West
Attention: Eric K. Graben, Esq.	Toronto, ON M5L 1A9
Facsimile: 864-235-8900	Attention: Douglas Robertson, Esq.
Telephone: 864-242-8200	Facsimile: 416-863-2653
E-,mail: egraben@wyche.com	Telephone: 416-863-4019
E-mail: doug.robertson@blakes.com

To the Sellers:

M.C. Healthcare Products, Inc.
359 Hendrie Avenue
Burlington, ON L7T 1C6
Attention: Ralph Thompson, President
Facsimile: none
Telephone: 905-746-2766
E-mail:  ralpht33@hotmail.com

With a copy to:
(which copy will not constitute notice)

O’Connor MacLeod Hanna LLP
700 Kerr Street
Oakville, ON  L6K 3W5
Attention:  Tanya A. Leedale, Esq.
Telecopy:   905-842-2460
Telephone: 905-842-8030
E-mail: Leedale@omh.ca

8.8           Captions.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.9           Entire Agreement.  This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

8.10           Severability.  If any term or provision of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void, or unenforceable, the remaining terms and provisions of this Agreement will remain in full force and effect and will in no way be affected, impaired, or invalidated.

8.11           Remedies Cumulative.  The rights, remedies, powers and privileges herein provided to a party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that party.

8.12           Governing Law.  This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the Province of Ontario, Canada, without giving effect to the conflict of laws rules thereof.

8.13           Jurisdiction & Venue.  The parties hereto hereby irrevocably and unconditionally consent and submit to the non-exclusive personal jurisdiction of (i) the Courts of the State of South Carolina and the U.S. federal courts situated in Greenville County, South Carolina, and the appellate courts having jurisdiction thereover, and (ii) the Courts of the Province of Ontario and the Canadian federal courts situated in Toronto, Ontario, and the appellate courts having jurisdiction thereover, in each case with respect to any legal actions or proceedings relating to this Agreement or the subject matter hereof.  By execution of this Agreement, each party hereto submits to the jurisdiction of said courts and hereby irrevocably waives any and all objections, which he, she, or it may have with respect to venue in any of such courts.  Without limiting the foregoing, each party agrees that service of process on such party by giving notice as provided in Section 8.7 will be deemed effective service of process on such party.

8.14           Schedules and Exhibits.  The Schedules and Exhibits are a part of this Agreement as if fully set forth in this Agreement.  All references to Sections, subsections, Schedules and Exhibits will be deemed references to such parts of this Agreement, unless the context will otherwise require.

8.15           Definitions.  Used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.15:

“Accounts Receivable” means all accounts receivable, bills receivable, trade accounts receivable, book debts and insurance claims related to the Business, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Acquisition” has the meaning set forth in the recitals to this Agreement

“Acquisition Information” has the meaning set forth in Section 5.2(a).

“Adjacent Vacant Lot” has the meaning set forth in Section 1.2(d).

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person directly or indirectly beneficially owning (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, manager, or general partner of such Person, or (iv) any Person who is an officer, director, manager, general partner, trustee, or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.  For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Amount Limitation” has the meaning set forth in Section 7.1.

“Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including principles of common law or equity), rules, regulations, ordinances, codes, orders of any Governmental Authority, (ii) consents of, with, or to any Governmental Authority, and (iii) orders, decisions, injunctions, writs, judgments, awards, decrees of, and agreements with any Governmental Authority.

“Assets” has the meaning set forth in Section 1.1.

“Assumed Liabilities” has the meaning set forth in Section 1.6(a).

“Balance Sheet” has the meaning set forth in Section 2.3(a).

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Information” has the meaning set forth in Section 5.2(d).

“Cash Purchase Price” has the meaning set forth in Section 1.4(a).

“Clearance Certificate” means a certificate pursuant to Section 6 of the Retail Sales Tax Act (Ontario) and a certificate pursuant to similar legislation in each other jurisdiction in which any Assets are located or the Company is registered for sales tax purposes, each of which indicates that all Taxes collectible or payable by the Company under such legislation have been paid up to the Closing Date or that the Company has entered into satisfactory arrangements for payment of such Taxes.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Time” has the meaning set forth in Section 1.3.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.5(a).

“Closing Date Net Working Capital” has the meaning set forth in Section 1.5(a).

“Closing Date Net Working Capital Deficiency” has the meaning set forth in Section 1.5(b)(ii).

“Closing Date Net Working Capital Surplus” has the meaning set forth in Section 1.5(b)(i).

“Collective Bargaining Agreement” has the meaning set forth in Section 5.4(b).

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Personnel” means the current and former officers, directors, employees, and agents of the Company.

“Company Shares” has the meaning set forth in Section 2.1(d)(i).

“Employee” means an individual who is employed by the Company in the Business, whether on a full-time or part-time basis.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Damages” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(i)	any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any chemical substance or product);

(ii)
any fine, penalty, judgment, award, settlement, legal, or administrative proceeding, damages, loss, claim, demand, or response, investigative, remedial, or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(iii)
financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Authority or any other Person) and for any natural resource damages; or

(iv)	any other compliance, corrective, investigative, or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

 “Environmental Law” means any Applicable Law that requires or relates to:

(i)
advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(ii)	preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(iii)	assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(iv)	protecting resources, species or ecological amenities;

(v)	reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(vi)	cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(vii)	making responsible parties pay private parties for damages done to their health or the Environment or permitting representatives of the public interest to recover for injuries done to public assets.

“ERP” has the meaning set forth in Section 2.9(d).

“Escrow Agent” means TD Canada Trust.

“Escrow Agreement” has the meaning set forth in Section 1.4(c).

“Escrow Period” has the meaning set forth in Section 1.4(c).

“Escrow Property” has the meaning set forth in Section 1.4(c).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.6(b).

“Existing Lease” has the meaning set forth in Section 2.8.

“Expense” has the meaning set forth in Section 7.1.

“Financial Statements” has the meaning set forth in Section 2.3(a).

“GAAP” means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor entity thereto, applicable as at the date on which such principles are to be applied or on which any calculation or determination is required to be made in accordance with generally accepted accounting principles.

“Governmental Authority” means any agency, department, court, or other administrative, legislative, or regulatory authority of any foreign, federal, provincial, state, territorial, municipal or local governmental body.

“GST/HST” means all goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada) or any other statute in any jurisdiction of Canada

“Hazardous Material” means any waste, material or substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under any Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, and polychlorinated biphenyls.

“Holdco” has the meaning set forth in Section 2.1(d)(iii).

“Holdco Shares” has the meaning set forth in Section 2.1(d)(iii).

“Independent Accountant” has the meaning set forth in Section 1.5(a).

“Infor License” has the meaning set forth in Section 2.9(d).

“Initial Cash Purchase Price” has the meaning set forth in Section 1.4(a).

“Initial Purchase Price” has the meaning set forth in Section 1.4(a).

“Intellectual Property” means (i) all logos, business names, corporate names, trade styles, trade names, trademarks, service marks (and applications therefor and registrations thereof) owned by or assigned to the Company or in which the Company has an interest by license, agreement, shop right, common law, or otherwise relating to the Business, (ii) all patents, patent applications, and inventions and discoveries that may be patentable owned by or assigned to the Company or in which the Company has an interest by license, agreement, shop right, common law, or otherwise relating to the Business; (iii) all copyrights (and applications therefor and registrations thereof), whether registered or not, owned by or assigned to the Company or in which the Company has an interest by license, agreement, shop right, common law, or otherwise relating to the Business, (iv) all websites, web pages and applications, domain names, domain name registrations and other communications addresses owned by or assigned to the Company or in which the Company has an interest by license, agreement, shop right, common law, or otherwise relating to the Business, (v) all processes, inventions, industrial designs, applications for and registration of industrial designs, design patents and industrial design registrations, trade secrets, customer lists, data, know-how, ideas and concepts relating to the Business and (vi) all other intellectual property rights used in carrying on, or arising from the operation of, the Business.

“Knowledge” means, with respect to an individual, both (i) the actual knowledge of such individual, and (ii) the knowledge that a person in similar position would have had if such person exercised reasonable prudent diligence and care in the management and operation of the Business.  A Person (other than an individual) will be deemed to “Know” or have “Knowledge” of a particular fact or matter if any individual who is serving, or who has at any relevant time served, as a director, officer, manager, member, general partner or shareholder of such Person (or in any similar capacity) has, or at any time had, Knowledge of a fact or other matter.

“Leased Property” has the meaning set forth in Section 2.8.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

 “Liens” means, with respect to any assets or properties (whether real, personal, or mixed, or tangible or intangible), any mortgage, pledge, option, escrow, hypothecation, lien, pledge, security interest, financing statement, lease, charge, preemptive subscription, encumbrance, easement, option, conditional sale, or other title retention or security agreement or any other similar restriction, claim, or right of others, on, in, or with respect to such assets or properties, whether arising by contract, operation of law, or otherwise.

“License” means any license, permit, authorization, approval, order or other evidence of authority related to the Business issued or granted to, conferred upon, or otherwise created for, the Company by any Governmental Authority.

“Loss” has the meaning set forth in Section 7.1.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse effect on the properties, assets (tangible and intangible), prospects, liabilities, financial condition, or results of operations of the Business, including, but not limited to, any material casualty, loss, theft, or damage to the Assets, or arising as a result of any change in Applicable Law or the amendment or revocation of any License.  To the extent that “Material Adverse Effect” or “Material Adverse Change” will be deemed to have a monetary value, it will be deemed an amount in excess of CAD 10,000 in the aggregate.

“Material Agreements” has the meaning set forth in Section 2.11.

“Net Working Capital” has the meaning set forth in Section 1.5(a).

“Non-Transferred Employee” means an Employee who does not receive or accept an offer of employment from the Purchaser.

“Non-Unionized Employee” means an Employee whose employment is subject to an individual contract of employment, whether oral or written and who is not a member of a Union.

“Occupational Safety and Health Law” means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Health and Safety Act (Ontario), and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Owners” has the meaning set forth in the first paragraph of this Agreement.

“Patents” has the meaning set forth in Section 2.9(b).

“Permitted Liens” means Liens for taxes not yet due or statutory liens held by a Government Authority for obligations not yet due.

“Person” means any individual, partnership, limited liability company, corporation, trust, unincorporated organization, Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity, or any other form of legal entity.

“Plans” has the meaning set forth in Section 2.16(a).

“Purchase Price” has the meaning set forth in Section 1.4(b).

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Related Agreements” means the agreements and instruments executed and delivered by the parties at Closing pursuant to this Agreement.

“Related Person” means with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person 10% or more of whose ownership interests or voting securities are beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by any one or more members of such individual’s Family; and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, shareholder, executor or trustee (or in a similar capacity).  The “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual.

“Release” means any active or passive, past or present spill, emission, leak, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, leaching, escaping, or migration on or into the Environment or into or out of any property, whether intentional or unintentional.

“Restricted Period” has the meaning set forth in Section 5.3(a).

“Review Period” has the meaning set forth in Section 1.5(a)(i).

“Rule 144” has the meaning set forth in Section 5.5(a).

“Rule 144 Holding Period” has the meaning set forth in Section 5.5(a).

“SEC” has the meaning set forth in Section 1.4(c).

“Securities Act” has the meaning set forth in Section 2.28.

“Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Severance Costs” means the costs incurred by Company or Purchaser, as the case may be, in providing a Transferred Employee or Non-Transferred Employee, as the case may be, with all of his or her legal entitlements upon termination of employment without cause (on the basis of recognition of full service, including with any predecessor entities) including, without limitation, accrued and outstanding wages, vacation pay and other compensation through the last date of the employee’s active employment; statutory notice or pay in lieu of such notice and severance pay under applicable employment standards legislation; reasonable notice or pay in lieu of such notice under the common law; benefit continuation or compensation in lieu of benefit continuation through the applicable statutory or common law notice period; reasonable career transition services; and any other costs incurred in good faith, acting reasonably, to secure a settlement of any and all claims that an Employee might have arising out of the termination of his or her employment without cause.

“Significant Customer” means any of the twenty largest customers of the Company measured in terms of Canadian dollar sales volume for the one year period ended July 31, 2011.

“Significant Supplier” means any of the ten largest suppliers of the Company (measured by Canadian dollar value of goods purchased) for the one year period ended July 31, 2011.

“Stock Consideration” has the meaning set forth in Section 1.4(a).

“Survival Period” has the meaning set forth in Section 7.3.

“TCSC Shares” has the meaning set forth in Section 2.1(d)(ii).

“Taxes” means all taxes including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, levies, imposts and other assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, employment insurance and unemployment insurance payments and workers’ compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, in all cases imposed by any Governmental Authority in respect thereof and whether disputed or not.

 “Threat of Release” means a reasonably foreseeable Release that may require action to prevent or mitigate damage to the Environment that may result from such Release.

“Trademarks” has the meaning set forth in Section 2.9(b).

“Transferred Employee” means a Unionized or Non-Unionized Employee who has accepted an offer of employment from the Purchaser or whose employment continues with the Purchaser as of the Closing.

“Transferred Non-Unionized Employee” means a Transferred Employee who is a Non-Union Employee.

“Union” has the meaning set forth in Section 5.4(b).

“Unionized Employee” means an Employee whose employment is governed by a collective bargaining agreement and who is represented by the Union.

“Working Capital Adjustment Report” has the meaning set forth in Section 1.5(a)(ii).

“Working Capital Dispute” has the meaning set forth in Section 1.5(a)(i).

“Working Capital Dispute Notice” has the meaning set forth in Section 1.5(a)(i).

“Working Capital Methodologies” has the meaning set forth in Section 1.5(a).

8.16           Counterparts.  This Agreement may be executed in multiple counterparts, each of which may bear the signature(s) of one or more or the parties and each of which shall constitute an original, but all of which together will constitute one and the same instrument.  A copy of this Agreement bearing the facsimile, photostatic or Portable Document Format (PDF) copy of the signature of a party shall be as valid for all purposes as a copy of this Agreement bearing that party’s original signature.

Signatures on following page.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SPAN MEDICAL PRODUCTS CANADA INC.

By:
Name:  James D. Ferguson
Title:  President & Chief Executive Officer

SPAN-AMERICA MEDICAL SYSTEMS, INC.

By:
Name:  James D. Ferguson
Title:  President & Chief Executive Officer

M.C. HEALTHCARE PRODUCTS INC.

By:
Name: Ralph Thompson
Title: President & Chief Executive Officer

THOMPSON CONTRACT SUPPLY COMPANY
LIMITED

By:
Name: Ralph Thompson
Title: President & Chief Executive Officer

Ralph Thompson